    As filed with the Securities and Exchange Commission on November 17, 2000

                                                          Registration No _____

-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    ---------

                              INZECO HOLDINGS INC.
                 (Name of small business issuer in its charter)


      ALBERTA, CANADA               2824                          N/A
 (State or jurisdiction   (Primary Standard Industrial      (I.R.S. Employer
   of incorporation or    Classification Code Number)     Identification Number)
     organization)
                              Inzeco Holdings Inc.
                                999 Barton Street
                          Stoney Creek, Ontario L8E 5H4
                                     Canada
                                 (905) 643-8669
                          (Address and telephone number
                         of principal executive offices)

                                    ---------

                              Inzeco Holdings Inc.
                                999 Barton Street
                          Stoney Creek, Ontario L8E 5H4
                                     Canada
                                 (905) 643-8669
                       (Name, address and telephone number
                              of agent for service)

                                    ---------

                                    Copy to:

                              Eric W. Nodiff, Esq.
                           Dornbush Mensch Mandelstam
                                & Schaeffer, LLP
                                747 Third Avenue
                            New York, New York 10017

          Approximate date of commencement of proposed sale to public:
                 As soon as practicable after the effective date
                         of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / _____


                                           CALCULATION OF REGISTRATION FEE

==================================== ================= ======================== ========================= ====================
                                                       Proposed Maximum         Proposed Maximum
Title of Each Class of               Amount to         Offering Price Per       Aggregate Offering        Amount of
Securities to be Registered          be Registered     Share (1)                Price (1)                 Registration Fee
------------------------------------ ----------------- ------------------------ ------------------------- --------------------
Common Stock...................      6,840,833         US$0.469                 US$3,208,350
==================================== ================= ======================== ========================= ====================

Total                                 6,840,833        US$0.469                 US$3,208,350              US$847.00
==================================== ================= ======================== ========================= ====================

-------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported in Canadian dollars on the Canadian Venture Exchange on November 14, 2000. The proposed maximum price per share was C$0.725 and was converted to United States dollars based on the Interbank exchange rate in effect on November 14, 2000.

-------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 Preliminary Prospectus Dated November 17, 2000
                              Subject to Completion

                                   PROSPECTUS

                                6,840,833 Shares

                              Inzeco Holdings Inc.

                                  Common Stock

                                 --------------


           This prospectus ("Prospectus") relates to 6,840,333 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Inzeco Holdings Inc., an Alberta corporation ("Inzeco" or the "Company"). The Shares are outstanding shares of Common Stock owned by the persons named in this Prospectus under the caption "Selling Security Holders." The Shares were acquired by the Selling Security Holders through private placements which were either not subject to, or exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"). On November 14, 2000, the closing price of the Company's Common Stock on the Canadian Venture Exchange was C$0.725 (US $0.469) per share (CDNX Symbol "IZE").

           Prior to this offering, there has been no public market for the Common Stock in the United States and there can be no assurance that a public market for such securities will develop. See "Risk Factors." The Company intends to have its Common Stock listed on the Over-the-Counter Bulletin Board ("OTC-BB") under the symbol INZCF.

           The Selling Shareholders may from time to time sell the Shares on the OTC-BB, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

           The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. See "Selling Shareholders."

           The Selling Shareholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

           The Shares have not been registered for sale by the Selling Shareholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The Selling Shareholders have agreed to indemnify the Company, and the Company has agreed to indemnify the Selling Shareholders, against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution" for a description of this agreement and other arrangements between the Company and the Selling Shareholders. Expenses of this offering, estimated at $125,000, will be paid by the Company.

           The offering is subject to withdrawal and cancellation at any time, without notice.

                            Dated November 17, 2000.


                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----

ENFORCEABILITY OF CIVIL LIABILITIES...................................................6
EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES..........................................6
PROSPECTUS SUMMARY....................................................................7
THE COMPANY...........................................................................7
THE OFFERING..........................................................................7
RISK FACTORS..........................................................................8
FORWARD LOOKING STATEMENTS...........................................................13
USE OF PROCEEDS......................................................................13
PRICE RANGE OF COMMON STOCK..........................................................14
DIVIDEND POLICY.....................................................................-14
CAPITALIZATION.......................................................................15
PLAN OF OPERATION....................................................................16
BUSINESS.............................................................................17
MANAGEMENT...........................................................................21
PRINCIPAL SHAREHOLDERS...............................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................28
DESCRIPTION OF SECURITIES............................................................29
DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....................................30
CERTAIN UNITED STATES AND CANADIAN
  FEDERAL INCOME TAX CONSIDERATIONS..................................................31
INVESTMENT CANADA ACT................................................................33
SELLING SHAREHOLDERS.................................................................34
PLAN OF DISTRIBUTION ................................................................35
CHANGE IN ACCOUNTANTS ...............................................................35
LEGAL MATTERS .......................................................................36
EXPERTS..............................................................................36
WHERE YOU CAN FIND ADDITIONAL INFORMATION............................................36
POWER OF ATTORNEY....................................................................41


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA.

                       ENFORCEABILITY OF CIVIL LIABILITIES

           Inzeco's headquarters are located in, and its officers, directors and auditors are residents of Canada and a substantial portion of Inzeco's assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended, or state securities laws. However, there is doubt as to the enforceability in Canada against Inzeco or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process may be effected, however, upon Inzeco's duly appointed agent for service of process, Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

                  EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES

           Inzeco maintains its books of account in Canadian dollars, and has provided the financial data in this Prospectus in Canadian dollars and on the basis of generally accepted accounting principles as applied in Canada. ALL REFERENCES TO DOLLAR AMOUNTS IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED, ARE TO CANADIANS DOLLARS, PRESENTED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

           The following table sets forth, for the periods indicated, certain exchange rates based on the Interbank rate. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On November 14, 2000, the exchange rate was C$1.00 per US$0.6478.

                                       Fiscal Year Ended           Three Months Ended
                                            May 31,                    August 31,
                                  --------------------------       ------------------
                                    1998      1999      2000               2000
                                    ----      ----      ----               ----
Rate at end of period (C$)        $0.6866   $0.6784   $0.6645            $0.6772

Average rate during period (C$)    0.7094    0.6627    0.6797             0.6762

High (C$)                          0.7318    0.6917    0.6983             0.6833

Low (C$)                           0.6807    0.6307    0.6588             0.6636


--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

       THE FOLLOWING SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES ACCOMPANYING THE CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

       Inzeco Holdings Inc. ("Inzeco or the "Company") was incorporated in Alberta, Canada on May 30, 1997. Through its wholly owned subsidiary RTICA Inc., the Company is engaged in advanced plastics processing. Inzeco has developed technology and a production process for making high performance insulating products from low cost recycled polyethylene terephthalate (PET).

                                  RISK FACTORS

       The purchase of the securities offered hereby involves a high degree of risk. The various risk factors related to this offering should be considered carefully before an investment is made. See "Risk Factors."

                                  THE OFFERING
       Number of Shares ..................   6,840,833 shares of Common Stock

       Shares of Common Stock Outstanding
             Before and After Offering ...   6,840,833 shares of Common Stock

       Use of Proceeds ...................   The Company will not receive any
                                             proceeds from the sale of shares
                                             of Common Stock by the Selling
                                             Shareholders.  See "Principal and
                                             Selling Shareholders."

--------------------------------------------------------------------------------

                                  RISK FACTORS

           AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE INVESTING IN THE SECURITIES.

           DEVELOPMENT STAGE COMPANY. Since inception, the Company has been engaged primarily in start-up activities related to its RTICA-TM- high performance insulating products, conducting research, developing products, equipment, recruiting management, and raising start-up capital. Through August 31, 2000, the Company has had no revenues from product sales. Moreover, the Company's operations may never generate sufficient revenues to achieve profitability. The Company's strategies may neither materialize nor prove successful, in whole or in part, and RTICA-TM- products may never be successfully commercialized. The Company's proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of any operating history. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development and application of new technology, the utilization of commercially unproven technology and the competitive environment in which the Company plans to operate.

           LOSSES TO DATE. As at August 31, 2000 the Company's total liabilities exceeded its total assets by C$3,485,755 (US$2,360,615). Morever, the Company has operated at a loss during each of its last four fiscal years, the loss for fiscal 2000 being C$1,305,407 (US$867,455). As at May 31, 2000, the
Company had an accumulated deficit of C$4,340,723 (US$2,884,450). There can be no assurance that the Company will ever be able to operate profitably.
Based upon these factors and others discussed in Note 1 to the Financial Statements for the fiscal year ended May 31, 2000, the Company's independent auditors have issued a qualified opinion, indicating the continuation of the Company as a going concern is dependent upon achieving additional financing and, ultimately, upon the achievement of profitable operations. See "Plan of Operation" and the Financial Statements.

         CONTINUING OPERATING LOSSES. The Company has incurred a loss for the three months ended August 31, 2000 of C$554,290 (approx. US$375,375), and has experienced net losses in each year since its formation. The Company anticipates that it will continue to experience significant operating and net losses through the end of at least calendar year 2000 as a result of start-up costs associated with implementing its business plan and its proposed expanded operations. Such losses will continue until such time, if ever, that the Company's products can successfully be brought to market and generate sufficient operating revenues. The Company may never become profitable or may not be able to sustain profitability if achieved.

         NEED FOR CASH; POSSIBLE LACK OF SUFFICIENT FUNDS. The Company has immediate cash requirements resulting principally from (i) the implementation of its business plan and working capital needs; (ii) the assumption of costs in connection with this registration; (iii) unsecured trade payables and (iv) high start-up costs. In May 2000, the Company closed a private placement in the United States in which it raised net proceeds of approximately US$1,107,319. In June 2000, the Company closed a private placement in Canada in which it raised net proceeds of approximately C$2,202,700 (approx. US$1,500,272). Also in June 2000, 850,418 of the 1,243,633 common share purchase warrants issued in connection with the Company's acquisition of RTICA Inc. were exercised at an exercise price of C$0.65 (approx. US$0.45) for a total of C$553,541 (approx. US$373,308). See "Description of Securities." The proceeds from both offerings are being used principally for equipment, engineering and installation, and start-up expenses and working capital. The Company estimates that it has sufficient cash resources to fund its operations for approximately 12 months. Therefore, additional financing will be required in the near future. Failure by the Company to obtain additional financing either from a public or private offering of its securities, a strategic joint venture or partnership, or otherwise, would have a material adverse effect on the Company. In the event that the Company obtains any additional financing, such financing will most likely have a dilutive effect on the holders of the Company's securities.

         UNCERTAINTY OF GROSS MARGINS. Given that the Company has no history of commercial scale operations, its current projections with respect to manufacturing costs and gross margins per unit of production may not be realized. In the event that the gross margin percentage is less than currently projected by management, cash flow contributions from operations may be adversely affected.

         DEPENDENCE ON TECHNOLOGY. The Company's success and competitive position is dependent in large part on its ability to defend its technology against infringement from others. Although the Company has patents in the United States and Canada, as well as a closely guarded know-how technology base, the cost of defending this technology base could be beyond its present or future financial resources. In addition, there can be no assurance that Inzeco's competitors will not independently develop technology which is substantially equivalent or superior to Inzeco's technology, or that competitors will not develop functionally similar products outside the protection of any licenses, patents or other intellectual property rights that Inzeco has or may obtain.

         LACK OF OPERATING EXPERIENCE. The Company is a development stage enterprise and has only limited operating experience. The transition from a start-up operation to an enterprise capable of effectively marketing RTICA-TM-products may require additional management, technical personnel, capital and other resources. Competition for qualified personnel in these areas is intense. Failure to obtain qualified personnel or to meet marketing standards could prevent or delay the effective commercialization of the Company's products, even if successfully developed by the Company. The Company may not be able to effectively produce and market its product.

         TARGETED CUSTOMER BASE. The Company does not currently have well established sales and distribution channels for its product. In order to generate revenues, the Company must sell RTICA-TM- products through established channels and develop a general recognition of the product and its benefits. The Company is currently endeavoring to align with a relatively small number of large users of insulation, particularly insulation subcontractors, in the United States and Canada. The Company believes that these users represent the most likely customer base for the RTICA-TM- products. As a consequence, the Company's current marketing and sales strategy will be directed principally at this customer base and thus substantially rely on a small group of potential users to purchase relatively large quantities of its products. If the Company cannot successfully implement its strategy, or if the customer base does not purchase significant quantities of the Company's products, or if the Company incurs significant additional expenditures, management resources and delay (which may include the employment of sales personnel) the Company may not be able to successfully market and sell its product. If the Company's strategy is not successful, the Company may not be able to develop an effective infrastructure (including a sales and distribution network) to generate customer demand and to sell its products on a national basis. The inability to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

         LIMITED MANUFACTURING CAPACITY. Although the Company has a manufacturing facility, its pre-commercial scale has only been operated on a limited basis and is not large enough to produce commercial quantities of its products. The Company must be able to manufacture RTICA-TM- in sufficient quantities and at acceptable costs to proceed with its plan. This facility must be expanded to execute the Company's plan. However, the Company may not be able to produce commercially viable quantities of its products when the facility is expanded as planned. In addition the Company may not have sufficient cash resources to expand its manufacturing facility. The failure to expand such facility would have a material adverse effect on the Company's business, results of operations and financial conditions.

         ONE PRODUCT COMPANY. The Company's revenues over at least the next year will be entirely dependent upon the sale of its RTICA-TM- insulation and related technology and licensing opportunities. The Company is not currently generating licensing revenue, and as market acceptance with respect to its insulation product cannot be assured, the Company's reliance upon one product to generate revenues, exposes it to commercial risks reflecting lack of product diversification.

         UNPROVEN TECHNOLOGY AND MARKET ACCEPTANCE OF RTICA-TM-. While the Company believes that RTICA-TM- represents a novel technology in insulating materials, commercialization has only just begun. The Company's product and technology may not provide equal or superior performance compared with competitive products and commercialization may not be successful. Moreover, although the Company has completed both internal testing and testing by an independent laboratory, and although the initial results from presenting its products to established users have demonstrated advantages over other products, there has been no long-term testing done on the product to ensure its integrity over significant time periods. Thus, RTICA-TM- products may experience problems. Even if the technology is successfully proven, the Company may not be able to sell RTICA-TM- products or RTICA-TM- products may not be accepted by the market. Factors that may limit the market acceptance of RTICA-TM- may include:

         -        obstacles in market entry relative to competitive products,
         -        the availability of alternative products,
         - the price of the Company's products relative to alternative products, and
         - the possible lack of motivation of potential customers to change suppliers.

         GROWTH MANAGEMENT. If Inzeco grows rapidly in the future, such growth will place a significant strain on the Company's managerial, operational and financial resources. To manage any such growth, the Company will be required to implement and improve its managerial controls and procedures and operational and financial systems. In addition, Inzeco will be required to hire, train, integrate, manage and retain its workforce including its technology, manufacturing, engineering, sales and business development staff. Locating and retaining qualified personnel in the insulation industry is extremely competitive. The Company may not have adequately allowed for the costs and risks associated with its proposed expansion and its systems, procedures or controls may not be adequate to support its operations. The Company may not be able to successfully locate, train and integrate personnel into its workforce.

         COMPETITION. The insulation industry is dominated by a small number of very large and well capitalized multi-national participants. In response to environmental and health concerns, these companies are utilizing increasing percentages of recycled materials in their production processes, and are developing new products which are perceived to have fewer health related concerns. The ability of the Company to effectively compete against such well entrenched industry competitors with much greater technical resources and broad distribution networks cannot be assured.

         AVAILABILITY OF RAW MATERIALS. RTICA-TM- relies on low cost recycled plastics for raw materials. Although the supply and prognosis for supply is favorable, conditions may change in a way that has a negative impact on the Company's ability to secure adequate raw material supplies.

         REGULATORY CONTROLS. Provincial and national building codes regulate the use of building (including insulation) materials in Canada. Although building codes are a provincial jurisdiction in Canada, the codes are based on the National Building Code. Products referenced in the National Building Code are required to meet an applicable standard. The Company is currently pursuing federal certification; however, it is uncertain at this time, although RTICA-TM- will be able to meet the applicable standards, they may not be able to secure such certification. The Company is familiar with the key parameters of the American Societies for Testing and Materials (ASTM) and other U.S. regional standards and has commenced the certification process in the United States. However, the Company can not guarantee securing such certification where necessary.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company depends, in part, upon its key management personnel. In particular, the Company is highly dependent upon Warren Arseneau, Richard Galloway and Michael Noga, President, Vice President of Sales and Marketing, and Manager of Engineering, respectively, of the Company. The loss of any of these individual's services could have a material adverse effect on the Company. The Company is the beneficiary of a C$1,000,000 (approx. US$687,805) term life insurance policy in the name of Mr. Arseneau.

         CONTROL BY PRINCIPAL STOCKHOLDERS. The Company's directors and officers beneficially own approximately 30.5% of the Company's issued and outstanding stock (without giving effect to the exercise of options held by said persons) and, therefore, may be able to influence or control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors, and the outcome of any stockholder votes concerning a merger, asset sale, or other major corporate transaction affecting Inzeco. Such control could also delay, deter, or prevent an unsolicited takeover of the Company.

         LARGE OUTSTANDING LIABILITIES. In order to fund its development program, the Company has incurred substantial liabilities, certain of which are collateralized by the Company's tangible assets. On January 24, 2000, Inzeco sold a convertible debenture to Enbridge Inc. in the principal amount of C$360,000 (approx. US$249,913), which is secured by the tangible assets of the Company and can be subordinated to other debt incurred by the Company up to C$1,250,000 (approx. US$859,757). The debenture bears interest at the rate of 6.5% per annum, matures on June 30, 2001, and is convertible at the option of the holder into shares of the Company at C$0.40 (approx. US$.275) per share. Based on this conversion price, the debenture is convertible into 900,000 shares of Common Stock. If Enbridge elects to convert the debenture, there will be an immediate and substantial dilution to shareholders.

         SUBSTANTIAL INDEBTEDNESS AND ENCUMBRANCES OF ASSETS. As stated in the previous paragraph, the Company's operations have been and continue to be financed in part from short-term and long-term indebtedness. All of the Company's tangible assets are pledged as collateral to secure the Company's indebtedness. If the Company is unable to generate sufficient cash flow from operations to meet scheduled debt payments or otherwise to comply with the terms of such indebtedness, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. The Company may not be able to obtain such refinancing or additional financing. If no such refinancing or additional financing is available when needed, the Company may be forced to default on its debt obligations which would have a material adverse effect on the Company, including the possibility of receivership or liquidation of the Company. In such an event, the Company's secured creditors could elect to foreclose on the Company's assets and it is likely that the shares of Common Stock would be worthless.

         TERMINATED LICENSE AGREEMENT. The Company has unilaterally terminated a licensing agreement which it had previously entered into with a company in France. As the licensee has not provided acknowledgment or evidence of acceptance with respect to the terms of the license forfeiture, disputes between the Company and the licensee may arise.
If such dispute occurs, the outcome is unpredictable and may have an adverse effect on the Company.

         EXCHANGE RATE FLUCTUATION. The volatility of the Canadian dollar against United States currency may affect the Company's profits, as certain supplies and equipment purchased by the Company are manufactured and exported to Canada by foreign companies. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect the Company's operating results. In the event that the Canadian dollar were materially devalued against the United States dollar, the Company's operating results could be materially adversely affected.

         NO CASH DIVIDENDS. The Company has never paid any cash dividends on its Common Stock, and it is unlikely that the Company will pay cash dividends in the foreseeable future.

         LACK OF LIQUIDITY AND MARKET FLUCTUATION. Although the Company's Common Stock currently trades on the Canadian Venture Exchange (CDNX), the trading history suggests there is limited liquidity in the public market for the Company's securities and there can be no assurance that liquidity will increase and or be sustained. The Company intends to have its Common Stock listed on the Over-the-Counter Bulletin Board (the "OTC-BB") under the symbol INZCF. Factors such as announcements by the Company of quarterly variations in its financial results and changes in general market conditions, among other things, could cause the market price of the Shares to fluctuate significantly. In recent years, the stock market has experienced significant price and volume fluctuations.

         FEDERAL INCOME TAX CONSEQUENCES. The Company has not obtained a ruling from the Internal Revenue Service or an opinion of counsel with respect to the federal income tax consequences of the purchase or sale of Common Stock by the Selling Security Holders. Consequently, investors must evaluate for themselves the income tax implications which attach to their purchase, and any subsequent sale, of the Shares.

         LIMITED PROTECTION FOR INVESTORS IN A FOREIGN ISSUER. The Company is a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934. As such, the Company is exempt from certain provisions applicable to United States companies with securities registered under the Securities Exchange Act of 1934, including the rules under the Securities Exchange Act of 1934 requiring the filing with the United States Securities Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K. Because of these exemptions, investors in the Company's Common Stock are not afforded the same protections or information generally available to investors in public companies organized in the United States.

         PENNY STOCK REGULATION. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, purchasers of Shares may find it more difficult to sell their Shares.

         POTENTIAL LIABILITIES INVOLVING CLIENTS AND THIRD PARTIES. In selling its product and performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage, and negligence, including claims for lack of timely performance and/or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). While the Company has general liability insurance, including product liability coverage, in effect, the Company may not have sufficient coverage to protect itself against such claims. Although the Company intends to acquire such insurance once it begins to manufacture its products on a commercial basis, the damages available to a customer or other person, should it prevail in a claim, are potentially large and could exceed the amount of the Company's insurance policy limit.

         POSSIBLE OBSOLESCENCE OF TECHNOLOGY. The Company believes that its product has features equal to or superior to products sold by its competitors and can provide its product at a lower cost. However, the Company's product may be rendered less competitive or obsolete by advances, changes or discoveries in the insulation and building material industry.

         SEASONALITY. Once the Company begins manufacturing and sales, the Company's business will probably experience seasonal fluctuations in sales and operating results from quarter to quarter. In general operating results in the industry are weakest in the first calendar quarter because of the effects of winter weather on construction and the consequent reduction in sales of insulation. Fluctuations in the Company's quarterly sales and operating results could result in significant volatility in, and otherwise adversely affect, the market price of the Common Stock.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's operations, economic performance and financial conditions, including, in particular, the likelihood of the Company's success in developing and bringing RTICA-TM- to market. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results. Consequently, actual results will vary from the statements contained herein and such variance may be material. Prospective investors should not place undue reliance on this information.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby.

                           PRICE RANGE OF COMMON STOCK

         The Company's authorized capital stock consists of an unlimited number of shares of Common Stock, of which 32,856,886 are were issued and outstanding as of November 9, 2000, and an unlimited number of Preferred Stock, none of which is outstanding. The Company's Common Stock currently trades on the Canadian Venture Exchange (CDNX) under the symbol IZE. The Company has no established trading market in the United States. The Company believes that as of November 9, 2000, there were approximately 679 record holders of the Company's Common Stock.

         The following table sets forth, for the period indicated, the high and low bid prices, in Canadian Dollars for the Company's shares of Common Stock from June 1, 1998 through May 31, 2000, as reported by the CDNX:

                                               High              Low
                                               ----              ---
                                               (In Canadian Dollars)
         Year Ended May 31, 1999
                  First Quarter               $0.50             $0.30
                  Second Quarter               0.35              0.15
                  Third Quarter                0.42              0.26
                  Fourth Quarter               0.30              0.08

         Year Ended May 31, 2000
                  First Quarter                0.50              0.18
                  Second Quarter               0.50              0.35
                  Third Quarter                0.45              0.30
                  Fourth Quarter               1.00              0.22


         The high and low bid prices, in Canadian Dollars for the Company's share of Common Stock on November 14, 2000 were C$0.73 (approx. US$0.473) and C$0.72 (approx. US$0.466), respectively. The Company has not declared any dividends during the aforesaid twenty-four month period.

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on the Common Stock and has no present intention to declare or pay cash dividends on the Common Stock in the foreseeable future. The Company intends to retain any earnings which it may realize in the foreseeable future to finance its operations.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company on August 31, 2000. Because the Company will not receive any of the proceeds from, or incur any of the expenses of the sale of shares offered hereby, such share will not have any effect on the capitalization of the Company.

                                                        AUGUST 31, 2000
                                                        ---------------
                                                          (UNAUDITED)
  DESIGNATION OF SECURITIES                           (IN CANADIAN DOLLARS)
  Convertible debentures (1).........................    $    356,321

  Shareholders' equity:
    Preferred shares unlimited shares authorized;
      no issued and outstanding......................    $          0
    Common shares unlimited shares authorized;           $  6,167,346
      28,823,553 shares issued and outstanding (2)...
    Special Warrants, 4,033,333 issued and
      outstanding (3)................................    $  2,202,700
    Equity component of convertible debentures.......    $     10,722
    Deficit..........................................    $ (4,895,103)
                                                         ------------
    Total shareholders' equity.......................    $  3,485,755
                                                         ------------
  Total capitalization...............................    $  3,842,076
                                                         =============

-------------------

  (1) See note 4 to consolidated financial statements for the year ended May 31, 2000 attached to this Prospectus for disclosure related to convertible debentures.

  (2) See note 5 of the consolidated financial statements for the year ended May 31, 2000 attached to this Prospectus for disclosure related to the stock options.

  (3) As of October 15, 2000, all of the special warrants sold in the June 2000 Canadian private placement were converted into Common Stock for no additional consideration.

                                PLAN OF OPERATION

         The Company's future success as a manufacturer and distributor of RTICA-TM- products will be influenced by several factors including technological developments in the commercial production of RTICA-TM-, its ability to efficiently meet the requirements of its customers, and the market acceptance of its product. Further factors impacting its operations are increases in expenses associated with continued sales growth, its ability to control costs, management's ability to market the product to increase sales and target satisfactory profit margins, and competition. The Company has had no revenues from operations and continues to be in the development stage.

         The Company plans to continue its research and development ("R&D") effort in the next twelve months. Currently, R&D efforts have been contracted to National Research Council Industrial Materials Institute ("NRC-IMI"), an outside agency with a specialized infrastructure and personnel relating to the Company's products. These R&D activities are focused on making production of the Company's products more cost effective and improving product features to add value. The Company may contract with additional entities or individuals over the next twelve months to advance its R&D efforts.

         On February 1, 2000, the Company signed a contract with the NRC-IMI to perform certain research and development projects on the Company's behalf. The Company is committed to pay $20,000 per month from February 2000 to June 2001 as well as three additional payments of $20,000 each once certain reporting milestones are achieved. Under a separate grant program with the Canadian federal government, the Company is eligible to be reimbursed for a portion of its expenses as they are incurred, to a maximum of $200,000. At year end, the Company has been reimbursed for $30,000 of expenditures incurred to date.

         During 1999, the Company focused on the installation its third generation production system. This manufacturing equipment and supporting systems were successfully installed and tested on schedule in the last calendar quarter of 1999. In the first calendar quarter of 2000 the Company stepped-up business development initiatives and began increasing the output from the original installed capacity of 1 house per day. This expansion to 5 houses per day is underway and is scheduled to be completed by the end of the first calendar quarter of 2001. Despite numerous delays encountered with several key suppliers, the Company expects to be ready to begin commercial production of RTICA-TM- brand insulation in the first calendar quarter of 2001, approximately as scheduled.

         Marketing initiatives included the hiring of a new Vice-President of Sales and Marketing (see "Management - Directors and Officers"), and development of packaging design and a web site for the RTICA-TM- brand. In addition, the second issue of the Company's newsletter, R.NEWS, was produced and distributed to over 600 recipients in August 1999. The next issue is planned for November 2000.

         The National Research Council, Canadian Construction Materials Centre (NRC-CCMC) finalized its Technical Guide for "Recycled Polyester Batts" on August 9, 1999 and its Technical Guide for Blowing Wool on August 30, 2000. The master format number for the Batt Guide is 07214.7 and for the Blowing Wool 07214.8. Once the Company's commercial facility is operating continuously, tests on RTICA-TM- products will be conducted so that the necessary Evaluation Report for Building Code approval in Canada can be completed. Dialogue with building code officials in the United States is underway so that the Canadian specifications can be adapted to US regional requirements.

         Operating expenses for the three months ending August 31, 2000 were C$576,916, which is consistent with planned budgets. This included general and administration charges of C$291,758. On May 31, 2000, Inzeco completed a private placement in the United States of 2,807,500 common shares with a subscription price of US$0.40 per share for gross proceeds of US$1,123,000. If the Company does not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue one additional common share for each ten shares issued under this private placement. There were no brokerage or agency fees or commissions associated with this private placement.

         On June 14, 2000, Inzeco completed a private placement in Canada of 4,033,333 special warrants at a subscription price of C$0.60 each, resulting in gross cash proceeds of C$2,420,000 (approx. US$1,648,277). Pursuant to the subscription agreement, each special warrant was convertible into one common share or 1.1 common shares if a receipt for the related Prospectus was not received by October 15, 2000. The Company received a receipt for the Prospectus dated October 13, 2000. Accordingly, the 4,033,333 special warrants have been converted into shares of Common Stock. Costs of arranging the private placement, including agent's commissions is C$217,300 plus 201,667 special warrants granted to the agent. On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants issued in connection with the Company's acquisition of RTICA Inc., were exercised at an exercise price of C$0.65 (approx. US$0.45) each. The warrants were held by former stockholders of RTICA Inc. and converted to 850,418 shares of Common Stock for a total of $553,541 (approx. US$373,308). The remaining 393,215 common share purchase warrants issued in connection with the acquisition expired that same day.

         The only liquid asset of the Company at this time is cash reserves. Cash balance as at August 31, 2000 was C$3,191,274 an increase of C$3,000,830 from the previous year. At this time there are no other sources of capital confirmed and these reserves must sustain the Company until other funds are obtained. The Company believes its current funds will last twelve (12) months.

                                 BUSINESS

         Inzeco Holdings Inc. ("Inzeco" or the "Company") was incorporated by Certificate of Incorporation issued pursuant to the provisions of the BUSINESS CORPORATIONS ACT (Alberta) on May 30, 1997. The principal office of the Company is located at 999 Barton Street, Stoney Creek, Ontario, Canada. The registered office of the Company is located at Suite 1210, 606-4th Street S.W., Calgary, Alberta, T2P 1T1. The Company maintains a website at www.rtica.com.

         Inzeco is a public corporation traded, since October 1997, on the Canadian Venture Exchange (CDNX) under the symbol IZE. It was incorporated under the Junior Capital Pool policy of the former Alberta Stock Exchange to purchase E2 Development Corporation ("E2D"), a private Ontario corporation that invented RTICA-TM-. It then acquired all the outstanding shares of E2D in April 1998. As a result, E2D became a wholly owned subsidiary of Inzeco. Subsequent to the fiscal year ended May 31, 1999, E2D changed its name to RTICA Inc.

GENERAL

         The Company was organized for the purpose of carrying on the business of producing insulating materials through its wholly owned subsidiary, RTICA Inc., an Ontario corporation. RTICA Inc. has developed a technology and production process for making insulating products from recycled polyethylene terephthalate ("PET"). Recycled PET is melted, and then air blown, and then extruded under pressure from an extrusion head into substantially continuous fibers. These non-woven fibres, when formed into batts or other appropriate items, constitute the insulating material which is called "RTICA-TM-." Unlike mineral fibers, those in RTICA-TM- are continuous. Multiple filaments of molten polymer are introduced into a high-speed airflow through proprietary dies to create thin fibers that become entangled to form a batt.

         RTICA-TM- is made in a one-step process; it creates continuous fibers from recycled PET flakes or pellets and lays them down as a binder-free, high performance insulating material which is designed to not require secondary processing to produce "loft." The strength of a fiber is a key characteristic in defining its physical properties. Higher tenacity in a fiber allows smaller diameters, which lowers raw material usage and improves thermal performance. A high level of molecular orientation is essential in order to attain the necessary strength-to-weight ratio in the fibers for an effective insulating material. In both glass fiber and mineral wool insulation products, the loft or thickness is usually created by chemical binders, normally phenol-formaldehyde resins. The fibers are aligned in layers much like "pick-up sticks" with the binder holding fibers and layers together. Higher densities and smaller fiber diameters increase the resin consumption and cost. RTICA-TM- develops loft solely through the entanglement of the individual fibers in three dimensions. The large percentage of fibers with components in the vertical direction in Inzeco's product is responsible for its insulating performance. Inzeco's proprietary technology can produce useful fibers from a wide range of waste raw materials. RTICA-TM- has been developed to take advantage of low cost grades of recycled plastics not currently in demand by other users.

         Results from internal and independent laboratory testing demonstrate that RTICA-TM- provides an equivalent thermal performance to glass and rock wool fibers, cellulose and expanded polystyrene foam insulating materials at a cost management considers competitive; however no long-term testing has been done to date. Based on the tests that have been completed, management believes that RTICA-TM- meets flammability standards required by the industry. Further, RTICA-TM-can be produced in a variety of forms and shapes to satisfy most insulation applications. In addition, no special protection is needed to handle the material. These qualities, combined with lower production costs associated with RTICA-TM- than required for the production of traditional insulation materials make RTICA-TM- competitive with all but the lowest performance insulation.

         Inzeco intends to sell licences to manufacture, use and sell RTICA-TM-products, including the use of trademarks outside of Canada and the United States based on Inzeco's patented technology. Some United States installation contractors are expected to purchase all the output of the Company's 500 kg/hr production facility subject to building code approval and competitive pricing, although no assurances can be given that they will indeed make such purchases. Discussions concerning the location and capacity of the first commercial plants are key components of discussions with such end users, including placement of the manufacturing facilities in the customers' plants. Inzeco also intends to find strategic partners among product users, manufacturers that use and/or produce PET, and investors who are interested in participating to bring RTICA-TM- to market. This process has been underway since early 1998.

         The Company's future operating results will depend primarily upon its ability to gain market acceptance of RTICA-TM- and related products. The market for the Company's products is new and evolving, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such products. There can be no assurance that the market for the Company's products and services will develop, or that the Company's products will achieve market acceptance. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve significant market acceptance, the Company's business, operating results or financial condition will be materially adversely affected.

         The Company's success will depend in part upon the ability of its proposed products to meet targeted performance and cost objectives, and will also depend upon the timely introduction of new products into the marketplace and the acceptance of its products by end-users. The Company will be required to commit considerable time, effort and resources to finalize development of its proposed products and product enhancements. Product development efforts may be subject to unanticipated delays, expenses, difficulties, the possible insufficiency of funding to complete development and other risks inherent in the development of new products and technologies. There can be no assurance as to when, or whether, such product development efforts will be successfully completed. See "Risk Factors".

MANUFACTURING

         The raw material, recycled PET, is received in flake or pellet form and stored in silos. The stored material is filtered, blended and ground to remove metals, dust and other contaminants to better ensure that material sent to the extruder is consistent. The PET is then dried and fed to a hopper above the extruder which melts it, and pushes the molten material through a die into a stream of hot air which pulls it from the die. An important feature of the technology is that the distance of the die and the collection is variable. Therefore, the extruder is mounted on a hydraulic platform so that it can be set accurately. In addition, there is an automatic screen changer for "melt filtering" of the molten PET, a heated polymer manifold, and a number of die modules. The heated polymer manifold will include metering equipment for the injection of flame retardants, colorants, and other additives. The air supply system is particularly important to the process as the polymer is pushed into an attenuating zone where it is pulled by hot air. To achieve this, the system will contain an air supply system and an air heater capable of maintaining the air supply at the required temperature. The hot air is delivered through insulated piping to a manifold and proprietary nozzles. The properties of the finished PET fibers depend on the parameters used in the process. The rate of the molecular orientation (stretch) in the PET depends on drawing it out from the extruder at the proper speed and temperature, and a critical feature of the process is the quenching of the PET under stress as the air dissipates. It is essential that the temperatures and drop are coordinated to achieve optimal results.

MARKETING

         The residential segment of the insulation market in North America is dominated by fiberglass and other mineral fiber products. Management believes its RTICA-TM- product is well positioned to supply product for high performance thermal and acoustical applications in construction and manufacturing sectors currently occupied by fiberglass and plastic foams.

         The Company does not currently have any established distribution channels for RTICA-TM-. In order to generate revenues, the Company must achieve broad distribution of the product through established channels and develop a general recognition of the product and its benefits. The Company believes that the most significant impediment to the commercialization of RTICA-TM- is the absence of an existing market for this new product. In order to overcome this obstacle, Inzeco is currently endeavoring to establish relationships with architects, builders, sub-contractors and retail outlets throughout Canada and the United States. Management believes that its resulting commercial relationships will assist and enhance Inzeco's marketing efforts by providing product validation as well as important anticipated customer endorsements for RTICA-TM-. However, if the Company cannot successfully implement its strategy, or if the customer base does not purchase significant quantities of the Company's products, or if the Company incurs significant additional expenditures, management resources and delay (which may include the employment of sales personnel) the Company may not be able to successfully market and sell its product. If the Company's inability to implement this strategy would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Targeted Customer Base." While Inzeco expects to focus its marketing efforts in Canada and the United States, it also intends to market its technology and related production equipment to potential licensees worldwide.

PRICING

         There are a number of parameters that impact upon the pricing of insulation products. These include costs of raw materials, the density of the fiber, fiber thickness, direct labor, packaging, and in the case of fiberglass and certain other manufactured products there are a number of resins and other additives that can be used in the manufacturing process to instill certain desired properties within the insulating product. Inzeco believes that RTICA-TM- will be able to demonstrate superior cost competitive attributes at R-values of 4.0 per inch and above in relation to fiberglass, and will be competitive with products with R-values of less than 4.0 per inch. R-values are used to rate insulation in terms of thermal resistance. The R-value indicates the insulation's resistance to heat flow and is based on the type of material, its thickness and density. Numerous factors in addition to the R-value are likely to influence cost competitiveness considerations. For example, ease of installation is a factor in that insulating products that have a comparatively low mean installation cost with comparatively high R-values per inch, are likely to be better received in the marketplace than products which have comparatively favorable R-values with excessively high installation costs. Inzeco's pricing assumptions are predicated upon a dollar per kilo formula. This in turn is based upon underlying assumptions with respect to direct labor, materials, and yield, which in turn is predicated upon certain mean assumptions with respect to production output, fiber physical properties, thickness, loft, and resultant density. As Inzeco has not yet utilized RTICA-TM- in a single demonstration home, its ability to fully test the reasonableness of its pricing assumptions is not yet evident. This will be necessary if Inzeco is to instill confidence in builders and distributors, and in various trade associations, which might then be willing to promote the dissemination of RTICA-TM- in the marketplace.

PATENTS

         US patent number 5,582,905 (published on December 10, 1996) and Canadian patent number 2,190,957 (published on April 6, 1999) (collectively, the "Patents") are product patents which have as their principal claims the loft building mechanism in the structure and cover all thermoplastics. Applications for such product patents are also pending in the European Patent Office. The Company has filed additional patent applications for Inzeco's method and related equipment designs in the United States. Although the Patents do not prevent others from making thermoplastic fiber insulation, management believes that they will result in their incurring higher manufacturing costs due to the need to use binders or mechanical methods to create the loft. See "Risk Factors --Dependance on Technology". While Inzeco plans to use PET as its raw material, a wide range of polymers are believed by management to be covered by the Patents.

COMPETITION

         RTICA-TM- will compete in the building insulation market which is an extremely competitive market, principally composed of large domestic and multinational companies which have significantly greater assets, working capital and marketing personnel than the Company. See "Risk Factors -- Competition". The Company believes that there is no insulation product on the market that competes directly with RTICA-TM- in terms of achieving significant savings through the use of recycled plastic to produce insulation material. However, the Company expects that if its products become successful, competitors will be more likely to develop and introduce into the marketplace comparable products and technologies. In such event, the Company will likely be competing with larger, better capitalized and nationally recognized competitors.

EMPLOYEES

         The Company currently employs eight full-time employees and three full-time consultants, including Warren Arseneau, President of the Company, who provides services pursuant to a written consulting agreement. See "Management." As Inzeco grows, the Company will be required to hire, train, integrate, manage and retain its workforce including its technology, manufacturing, engineering, sales and business development staff.

PROPERTY

         The Company's executive offices and its prototype equipment and development facilities are located 30 minutes west of Toronto in Stoney Creek, Ontario, Canada. The site is equipped with production, office and test laboratory facilities and is under a lease expiring May 31, 2004 and has a monthly rent of C$7,100 (approximately US$4,665) plus taxes.

LEGAL PROCEEDINGS

         There are no pending legal proceedings to which the Company is a party, and the Company is not aware of any threatened legal proceedings involving the Company. See "Risk Factors -- License Agreement."

                                 MANAGEMENT

DIRECTORS AND OFFICERS

         The following table sets forth the information regarding all directors and executive officers of the Company:


     Name                      Age        Position with the Company
     ----                      ---        -------------------------
     Warren D. Arseneau         51        President and Director

     Roger J. Short             60        Director

     Robert H. Stikeman         54        Counsel and Director

     Martin H. Beck             48        Vice President, Technology
                                          and Director

     Michael Boyd               48        Director

     Steve Letwin               45        Director

     Richard Galloway           50        Vice-President, Sales and
                                          Marketing

         WARREN ARSENEAU - Warren Arseneau - President and Director. Mr. Arseneau has occupied a key role in guiding the development of RTICA Inc. since its establishment in 1991. RTICA Inc. is a wholly owned subsidiary of Inzeco Holdings Inc. and was named E2 Development Corporation prior to its name change in 1999. From June 1991 to June 1998, Mr. Arseneau served as a consultant to the Company pursuant to a management contract between E2 Development Corporation and Mr. Arseneau. From June 1998 until present, Mr. Arseneau has provided services to E2 Development Corporation, RTICA Inc. and Inzeco Holdings Inc. through a management contract with Flat Rock Management, a sole proprietorship in Ontario engaged in management consulting, which Mr. Arseneau founded in June of 1998.

         ROGER J. SHORT - Director. Since September 1996, Mr. Short has owned Lecourt Enterprises Investment Management and Consulting. From September 1994 to September 1996, Mr. Short was chairman and chief executive officer of ES&S Limited, a privately held Canadian corporation in the industrial distribution business. From January 1991 to September 1994, Mr. Short was president and chief executive officer of Wajax Ltd., a Canadian public corporation listed on both the Toronto Stock Exchange and the Montreal Stock Exchange. He was also a director of Wajax Ltd.

         ROBERT H. STIKEMAN - Counsel and Director. Mr. Robert Stikeman has practised law in the Province of Ontario for approximately twenty years. Since 1986 he has served as senior partner in Stikeman, Graham & Keeley, a law firm which he was instrumental in establishing. Prior to that he was employed in private practice since approximately 1975.

         MARTIN H. BECK - Vice President, Technology and Director. Since 1988, Mr. Beck has been the principal shareholder and director of Dev Tech Labs, Inc., a private corporation providing a research and development facility. In 1986, Mr. Beck founded Dev Tech, Inc., a consulting and engineering corporation. In 1991, Dev Tech, Inc. and Dev Tech Labs, Inc. merged. During the period from 1977 to 1985, Mr. Beck was employed by Continental Can Corporation, a public corporation in the United States, initially as a research and development supervisor and then a general manager of research and engineering and site manager in research and development, engineering and manufacturing support and division quality control.

         MICHAEL M. BOYD - Director. Since September 1997, Mr. Boyd has been Vice-President of Merchant Banking with HSBC Capital (Canada) Inc. HSBC Capital (Canada) Inc. is a subsidiary of the HSBC Bank Canada, a member of the HSBC Group which is one of the largest financial institutions in the world. From May 1995 to present, Mr. Boyd has also served as President of Junior Industrial Finance Corp, a personal investment company. Mr. Boyd has over twenty-four years of business experience in the areas of venture capital investment, corporate finance and merchant banking. Mr. Boyd also serves as a Director for Acton Food Group Inc. which is listed on the Toronto Stock Exchange under the symbol AFF, Wescam Inc, listed on the Toronto Stock Exchange as WSC, and Stake Technology Limited, listed on NASDAQ under the symbol STKL.

         STEVEN LETWIN - Director. Mr. Letwin is currently the Vice-President, Distribution & Services of Enbridge Inc. and prior to holding this position he was the President and Chief Operating Officer of Energy Services for Enbridge Inc. during the period of March 1999 through August 2000. Prior to his employment with Enbridge Inc., he was employed as the Chief Financial Officer (from March 1998 to March 1999) and Vice-President, Marketing (from October 1995 to March 1998) of TransCanada Pipelines. Mr. Letwin has held senior executive positions with a number of companies in the energy transmission, exploration and production sectors. He has been responsible for acquisitions and divestitures, corporate economics and planning, corporate services and information systems, and financial services in companies that were involved in gas transmission, oil, refined products and electrical power.

         RICHARD GALLOWAY - Vice-President, Sales and Marketing. Since June 2000, Mr. Galloway has served the Company as Vice-President, Sales and Marketing. Prior to that period, from September 1999 to May 2000, Mr. Galloway performed similar marketing services for the Company on a part time basis.

         There is no family relationship between any director or executive officer and any other director or executive officer.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation paid in respect of the Chief Executive Officer and those individuals who received compensation in excess of US$100,000 per year ("Named Executive Officer"). The Company has one Named Executive Officer. There were no other individuals who received compensation in excess of US$100,000 in the most recently completed fiscal year. During the most recently completed financial year of the Company the Named Executive Officer received an aggregate cash compensation by the Company and RTICA Inc. in the amount of C$195,000 (approx. US$127,693).


SUMMARY COMPENSATION TABLE(1)
IN CANADIAN DOLLARS

                                      ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                    ----------------------    ----------------------------------
                                                              SECURITIES UNDERLYING OPTIONS/SARS
NAME AND PRINCIPAL POSITION  YEAR   SALARY (C$)   BONUS(C$)                      (#)
---------------------------  ----   ----------    --------    ----------------------------------
Warren Arseneau............  2000   120,000(2)    75,000(3)                   425,000(3)

     President               1999   120,000(2)       -                           -

                             1998   120,000(2)       -                           -

                             1997   118,700(2)       -                        225,000


(1) This represents management fees paid under a consulting contract pursuant to which office and administrative expenses of approximately C$40,000 (approx. US$26,193) incurred by Mr. Arseneau were to be paid by Mr. Arseneau.
(2) Under the terms of Mr. Arseneau's contract with the Company, over the four year term of the agreement, Mr. Arseneau is entitled to bonuses totaling up to C$325,000 if the Company meets certain economic and strategic goals. See "Contracts with Executives."
(3) Of the 425,000 options granted to Mr. Arseneau pursuant to the Consulting Agreement dated May 15, 2000, the options shall become exercisable at fair market value as to 100,000 shares of Common Stock on December 1, 2000, as to another 100,000 shares of Common Stock on each of January 15, 2001, January 15, 2002 and January 15, 2003 and as to the remaining 25,000 shares of Common Stock on January 15, 2004.


CONTRACTS WITH EXECUTIVES

         RTICA Inc., the wholly owned subsidiary of the Company, signed a consulting agreement with Warren Arseneau dated May 15, 2000 to manage the Company. The consulting agreement terminates on December 31, 2004. In consideration for the services to be provided by Mr. Arseneau, the Company has agreed to pay the following consulting fees to Mr. Arseneau: C$12,500 (approx. US$8,185) per month from June 1, 2000 through December 31, 2000; C$13,000 (approx. US$8,513) per month during 2001; C$13,500 (approx. US$8,840) per month during 2002; C$14,000 (approx. US$9,168) per month during 2003; C$1,500 (approx. US$982) per day, for a maximum of 100 days during 2004. Mr. Arseneau is also entitled to bonuses totaling C$325,000, in the event the company meets certain economic and strategic goals. In the event of a sale of the Company, Mr. Arseneau will be entitled to one percent (1%) of the sale proceeds.

         In addition, Mr. Arseneau will also be granted options to purchase a total of 425,000 shares of the Company's Common Stock. The options shall be exercisable as follows: with respect to 100,000 shares on each of December 1, 2000, January 15, 2001, January 15, 2002, and January 15, 2003, and with respect to the remaining 25,000 shares underlying the options on January 15, 2004. The options shall be exercisable at the market price on the date of issuance. Mr. Arseneau is also reimbursed for certain travel expenses and other direct expenses made on behalf of the Company.

         RTICA Inc. has also signed a confidentiality, non-competition and intellectual property agreement with Warren Arseneau dated May 15, 2000. The term of the agreement is for 3 years after termination of the consulting agreement with Mr. Arseneau.

         Mr. Michael Boyd, through Junior Industrial Finance Corp., (AJIFC") provides financing, strategic planning and other consulting services to the Company pursuant to a consulting agreement between RTICA Inc., a wholly owned subsidiary of the Company, and JIFC. The agreement is effective as of April 1, 2000 and terminates on December 30, 2001. Under the agreement, Mr. Boyd receives US$500 per month plus US$50 per month expense allowance and reimbursement for out of pocket expenses incurred in connection with services performed.

         Mr. Martin Beck provides financing, strategic planning and other consulting services to the Company pursuant to a consulting agreement with RTICA Inc., a wholly owned subsidiary of the Company. The agreement is effective as of April 1, 2000 and terminates on December 30, 2002. Under the agreement, Mr. Boyd receives US$1,000 for up to ten hours consulting services per month plus US$100 expense allowance for up to twenty hours consulting services per month. For consulting services over ten hours per month, Mr. Beck is paid fees of US$1,000 per day and US$50 per day for expenses incurred over twenty hours of consulting services per month. In addition, Mr. Beck is entitled to a bonus of US$5,000 in the event the Company secures financing of at least C$2,000 during the term of the agreement.

         Mr. Roger Short serves the Company pursuant to a consulting agreement executed by RTICA Inc. and Mr. Short (the "Short Agreement"). The Short Agreement is effective as of January 1, 2000 and terminates on December 31, 2001. Under the Short Agreement, Mr. Short receives C$2,500 (approx. US$1,609) per month plus C$300 (approx. US$203) per month expense allowance and reimbursement for out of pocket expenses incurred by Mr. Short in connection with services performed.

         From September 1999 through May 2000, Mr. Richard Galloway provided consulting services to the Company related to sales and marketing on a part time basis and was paid a total of US$52,853 for that period. Since June 2000, Mr. Galloway has provided such consulting services on a full time basis and receives US$8,500 per month for services performed. Mr. Galloway has no written contract with the Company, however, the Company intends to enter a written consulting agreement with Mr. Galloway during the fiscal year ending May 31, 2001. Mr. Galloway has not been granted any bonuses or options to date. The Company intends to enter into a multi-year written employment agreement with Mr. Galloway during the fiscal year ending 2001, the terms of which are currently being negotiated.

         None of the Company's other executive officers or directors presently receives or has received a salary or other compensation from the Company or RTICA Inc. However, it is intended that certain of the Company's officers may be employed in the future pursuant to written employment agreements. The Company presently believes that none of the salaries will exceed C$30,000 (approx. US$20,634) during the fiscal year ending 2001.

DIRECTORS AND OFFICERS INSURANCE

         The Company does not maintain directors and officers insurance.

KEY MAN INSURANCE

         The Company maintains a Canadian one million dollar (C$1,000,000) term life insurance policy on Warren Arseneau.

STOCK OPTION PLAN

         The shareholders of Inzeco have adopted the Inzeco Holdings Inc. Stock Option Plan (the "Plan") in order to provide an incentive for key directors, officers and employees. The Plan provides that the Board of Directors of Inzeco may, from time to time in its discretion, grant to key directors, officers and employees and consultants providing significant time and attention to the Company under contract to Inzeco, or the registered retirement savings plan, or holding companies of them, the option to purchase shares of Common Stock of the Company. The Board of Directors may determine the market price per share of Common Stock and the number of shares of Common Stock which may be allotted to each such person or plan and all other terms and conditions of the option, in accordance with the applicable policies of any relevant regulatory authority or the Canadian Venture Exchange. These options will be exercisable for a period not exceeding 5 years from the date of grant. The shareholders have authorized the granting of up to 3,500,000 options by the directors. Currently there are 2,955,250 outstanding, which have been granted at the following exercise prices: 1,810,250 at $0.20 per share; 5,000 at $0.22 per share; 55,000 at $0.25 per share; 30,000 at $0.35 per share; 115,000 at $0.39 per share and 940,000 at $0.75 per share (451,000 of which are subject to shareholder approval).

         The Plan provides that if a participant ceases to be eligible due to the loss of corporate office (being that of an officer or director) or employment or consultant status, the option shall expire after 30 days. The Plan also provides that the estate of a deceased participant can exercise the deceased's options for a period not exceeding six months following the date of the death.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

         Since the beginning of the Company's last completed fiscal year, none of the directors or senior officers of the Company nor any of their respective associates or affiliates, has been indebted to the Company or to its wholly owned subsidiary, except Warren Arseneau who owed C$39,117 (approx. US$25,993), which was paid prior to the year ending May 31, 2000. See "Certain Relationships and Related Transactions."

                                            PRINCIPAL SHAREHOLDERS

         To the Company's knowledge, the Company is not directly or indirectly owned or controlled by another corporation or by any foreign government.

         The following table sets forth information as of November 1, 2000 with respect to the beneficial ownership of shares of Common Stock currently issued and outstanding by (i) each person known to us to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each officer and director, and
(iii) all officers and directors as a group. Unless otherwise indicated, the address for each individual listed is 999 Barton Street, Stoney Creek, Ontario L8E 5H4 Canada.

======================================================= ============================= ==============================
                        Name                                       Amount                  Percent of Class (9)
------------------------------------------------------- ----------------------------- ------------------------------
Warren Arseneau                                                3,908,175 (1)                     12.63%
------------------------------------------------------- ----------------------------- ------------------------------
Martin Beck                                                    4,970,962 (2)                     14.87%
------------------------------------------------------- ----------------------------- ------------------------------
Michael Boyd                                                     901,378 (3)                      2.72%
------------------------------------------------------- ----------------------------- ------------------------------
Richard Galloway                                                  33,503                          0.10%
------------------------------------------------------- ----------------------------- ------------------------------
Steven Letwin                                                    100,000 (4)                      0.30%
------------------------------------------------------- ----------------------------- ------------------------------
Roger J. Short                                                 1,577,518 (5)                      4.72%
------------------------------------------------------- ----------------------------- ------------------------------
Robert Stikeman                                                  368,026 (6)                      1.12%
Stikeman, Graham & Keeley
220 Bay Street, 7th Floor, Box 24
Toronto, Canada M5J 2W4
------------------------------------------------------- ----------------------------- ------------------------------
Enbridge Inc.                                                  3,627,723 (7)                     10.75%
Canada Trust Tower
421 7th Avenue SW, Suite 2900
Calgary, Alberta T2P 4K9 Canada
------------------------------------------------------- ----------------------------- ------------------------------
Nice Investments LLC                                           2,807,500                          8.54%
40 West Gude Drive, Suite 210
Rockville, MD 20850
------------------------------------------------------- ----------------------------- ------------------------------
All officers and directors as a group                         11,659,562 (8)                     33.92%
(6 persons)
======================================================= ============================= ==============================

---------------------

(1) Includes 325,000 shares subject to options granted to Mr. Arseneau that are currently exercisable. Does not include 325,000 shares subject to options granted to Mr. Arseneau that are not currently exercisable and will not be exercisable within the next 60 days.

(2) Includes 4,083,212 shares owned by Greensulate L.L.C., a private U.S. company controlled by Martin Beck. Also includes 567,750 shares subject to options granted to Mr. Beck that are currently exercisable.

(3) Includes 263,838 shares owned directly by Mr. Boyd; 113,073 shares owned indirectly through Investor Services in Trust for Mr. Boyd's RRSP; and 289,467 shares owned indirectly through Junior Industrial Finance Corp., a private company wholly owned by Mr. Boyd. Also includes 235,000 shares subject to options granted to Mr. Boyd that are currently exercisable.

(4) Includes 100,000 shares subject to options granted to Mr. Letwin that are currently exercisable.

(5) Includes 577,500 shares subject to options granted to Mr. Short that are currently exercisable.

(6) Includes 100,000 shares subject to options granted to Mr. Stikeman that are currently exercisable.

(7) Includes an aggregate of 900,000 shares issuable upon the conversion of Debentures held by Enbridge Inc.

(8) Includes an aggregate of 1,805,250 shares issuable upon exercise of currently outstanding options granted to officers and directors of the Company that are currently exercisable or exercisable within 60 days.

(9) Shares of Common Stock which a person has the right to acquire within 60 days of the date of this Prospectus pursuant to the exercise of options, warrants or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. See "Management - Option Plans and Grants" and "Plan of Distribution."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, the Company has not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, or any member of the immediate families of the foregoing persons (including spouses, parents, children, siblings and in-laws).

         1. Since 1997, DevTech Labs Inc. ("DevTech") has provided the Company with product and process development services in consideration for the following amounts for the years indicated: US$34,459 (1997), US$372,583 (1998) and US$88,940
                  (1999). Mr. Martin Beck, a Director of the Company is the President, Director and a principal shareholder of DevTech. In addition, since January 1, 2000, the Company has paid Mr. Beck US$1,100 per month as consulting fees.

         2. On June 25, 1999, the Company loaned Mr. Warren Arseneau C$25,000 pursuant to a term promissory note bearing interest at a rate of 9% per annum with a maturity date of May 31, 2000. There was no prepayment penalty under the terms of the note. Mr. Arseneau repaid the total indebtedness including interest due under the note and an unused advance received for expenses in the amount of C$39,117 (approx. US$25,993) prior to the maturity date.

         3. On November 23, 1999, DevTech loaned RTICA, Inc, a wholly owned subsidiary of the Company US$25,000 pursuant to a promissory note bearing interest at a rate of 5.42% per annum with a maturity date of November 22, 2000. There was no prepayment penalty under the terms of the note. RTICA Inc. repaid the total indebtedness due under the note prior to the maturity date.

         4. On April 4, 2000, the Company obtained short term financing from a number of investors. Mr. Michael Boyd, a director of the Company and one of the investors in the group, loaned the Company C$31,800 (approx. US$21,934) pursuant to a term promissory note bearing interest at a rate of 20% per annum with a maturity date of May 31, 2000. The note was repaid in full prior to the maturity date.

         5. Mr. Robert Stikeman through Stikeman, Graham & Keeley receives fees from the Company in consideration for legal services provided to the Company.

         The Company believes that the terms of the transactions described above were comparable to those which could have been obtained from non-affiliated parties.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of an unlimited number of shares of Common Stock, of which 32,856,886 are presently issued and outstanding, and an unlimited number of Preferred Stock, none of which is outstanding. The Company's Common Stock currently trades on the Canadian Venture Exchange (CDNX) under the symbol IZE. On November 14, 2000, the closing price of the Common Stock was C$0.72 (approx. US$0.466). The Stock has a 52 week high and a 52 week low of C$1.20 (approx. US$0.783) and C$0.22 (approx. US$0144), respectively. The Company intends to have its Common Stock listed on the OTC-BB under the symbol INZCF.

COMMON STOCK

         Subject to preferential rights with respect to any outstanding Preferred Stock, none of which is presently issued and outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.

         The Company is authorized to issue an unlimited number of shares of Common Stock without nominal value or par value, of which as at the date hereof, 32,856,886 are issued and outstanding as fully paid and non-assessable; 2,955,250 are issuable upon the exercise of options granted under the Company's Stock Option Plan; 900,000 shares of Common Stock are reserved for issuance upon the conversion of Debentures of the Company in the principal amount of C$360,000 (approx. US$249,913) held by Enbridge Inc.

         Inzeco plans to retain any future earnings for use in its business and, accordingly, does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of Inzeco's Board of Directors and will depend, among other factors, upon Inzeco's earnings, financial condition and capital requirements. There can be no assurance that dividends will ever be declared and paid.

PREFERRED STOCK

         The Board of Directors of the Company, without action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of any class of Common Stock.

         The authority of the Board to issue the Preferred Stock could have the effect of discouraging attempts to obtain control of the Company by means of merger, tender offer, proxy contests or otherwise or could delay and make more costly any such attempt. The voting and conversion rights provided to such shares could adversely affect the voting power of the holders of Common Stock. There are presently no agreements or understandings, and the Board of Directors currently has no intention, to issue any shares of Preferred Stock.

ESCROWED SHARES

         Particulars of the shares of Common Stock (the "Common Shares") that are escrowed are as follows:

---------------------------------------- ------------------------------------- -------------------------------------
                                         NUMBER OF COMMON SHARES HELD IN       PERCENTAGE OF COMMON SHARES HELD IN
DESIGNATION OF SECURITY                  ESCROW                                ESCROW
---------------------------------------- ------------------------------------- -------------------------------------
Common Shares                            10,295,939                            31.34%
---------------------------------------- ------------------------------------- -------------------------------------

         10,295,939 Common Shares are held in escrow pursuant to the following three escrow agreements:

(1) 450,001 Common Shares (the "Initial Escrowed Shares") are held in escrow pursuant to an escrow agreement dated September 18, 1997, among the Company, Montreal Trust Company of Canada, Roger J. Short, William
         R. Beavers, Sheila M. Finn, Martin H. Beck, Doug W. Lammle, Barrie W. Lammle, Robert Griesdale and Ken Unger, (the "Security Holders") all of whom executed such escrow agreement (the "Initial Escrow Agreement"). The Security Holders under the Initial Escrow Agreement have deposited in escrow with Montreal Trust Company of Canada all of the Common Shares beneficially owned, directly or indirectly, at the time of the offering made by the Company pursuant to the Prospectus of the Company dated September 19, 1997 (filed with Alberta Securities Commission), or to be acquired upon exercise of options held by them prior to a major transaction. The Initial Escrow Agreement was entered into as a requirement of the Alberta Securities Commission. The Initial Escrowed Shares are to be released as to one third of the original number of Initial Escrowed Shares on each of the first, second and third anniversaries of completion of the Major Transaction, which took place on April 28, 1998. Accordingly, as of November 14, 2000, 450,001 of the Initial Escrowed Shares remain held in trust by Montreal Trust Company of Canada and will be released on April 28, 2001.

(2) In relation to the Company's Major Transaction, CDNX required that 1,640,998 Common Shares be held in escrow pursuant to a timed release escrow agreement dated April 28, 1998 (the "Timed Release Escrow") between the Company and Roger J. Short, William R. Beavers, Greensulate L.L.C., Sheila M. Finn, Warren D. Arseneau, Michael Boyd, Junior Industrial Finance Corp. Robert H. Stikeman, Gundyco in Trust for Sheila Finn RRSP Account #550-28824-17, T/D Investor Company in Trust for Mike Boyd RRSP Account #140422-S, and RBC Dominion in Trust for William Beavers RRSP Account #49380616-1-3 (the "Securityholders"), whereby the escrowed securities shall, with the consent of CDNX, be released from escrow as to one third thereof on each of the first, second, and third anniversaries of completion of the Major Transaction, which took place on June 3, 1998. As of November 14, 2000, 546,999 Common Shares remain in escrow and will be released on June 3, 2001.

(3) In relation to the Company's Major Transaction, CDNX further required that 9,298,939 Common Shares be held in escrow pursuant to a performance escrow agreement dated April 28, 1998 (the "Performance Release Escrow") between the Company and the Securityholders, whereby one escrowed share shall, with the consent of CDNX, be released for each $0.20 of cash flow generated by or from the Company's assets as shown on the audited financial statements or verified by the Company's auditors, provided that the maximum number of shares which may be released from escrow in any one calendar year to any Securityholder shall be one-third of the original number of shares held in escrow on behalf of such Securityholder. As of November 14, 2000, 9,298,939 Common Shares remain in escrow.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Company's certificate of incorporation generally provides for indemnification of each director, officer, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to its best interest and had no reasonable cause to believe that such conduct was unlawful. The Securities and Exchange Commission is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                            CERTAIN UNITED STATES AND
                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES

         The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Inzeco shares of Common Stock by a shareholder, that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986 (the "Code"), as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of the Company's Common Stock. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States shareholder should consult his tax advisor with regard to the application of the United States federal income tax laws to his situation.

         A United States shareholder generally will realize, to the extent of the Company's current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of the Company's Common Stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code a United States shareholder may elect to claim Canadian tax withheld or paid with respect to dividends on the shares of the Company's Common Stock as a foreign tax credit against the United States federal income tax liability of such holder. Dividends on the shares of the Company's Common Stock generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. United States shareholders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the shares of the Company's Common Stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

         Upon a sale or exchange of a share of the Company's Common Stock, a United States shareholder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of Common Stock.

         Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will be either long-term or short-term depending upon the period of time the shares of the Company's Common Stock are sold or exchanged, as the case may be, were held.

         THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

CANADA

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of the Company's Common Stock purchased pursuant to this Prospectus by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times,

(i) is resident in the United States and not resident in Canada, (ii) holds shares of the Company's Common Stock as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada, and (iv) deals at arm's length with the Company. Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

         This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this Prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE INTERPRETED AS, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

DIVIDENDS

         Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of the Company's Common Stock to a United States shareholder who owns less than 10% of the Company's voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

         Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

         THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

DISPOSITION OF SHARES OF COMMON STOCK

         A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of the Company's Common Stock will not be subject to tax under the Income Tax Act (Canada) unless such shares of the Company's Common Stock constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the disposition or deemed disposition. In general, the shares of the Company's Common Stock will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq Small Cap Market) or at any time within the five-year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of the Company's shares. A deemed disposition of shares of the Company's Common Stock will arise on the death of a United States shareholder.

         If the shares of Common Stock are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares of the Company's Common Stock will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of the Company's Common Stock at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. Inzeco is of the view that the shares of Common Stock do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of the Company's Common Stock must be made at the time of the disposition or deemed disposition.

         THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

                              INVESTMENT CANADA ACT

         The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

         Inzeco is currently a Canadian company (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of Inzeco, such acquisition will be subject to the Investment Canada Act. In general, any transaction which is subject to the Investment Canada Act is a reviewable transaction if the book value of the Company's assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquirer is a WTO Investor, acquiring control of the Company would only be reviewable if the book value of the Company's assets exceeded C$192 million. (This number is the threshold amount for 2000 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

         If the book value of the Company's assets exceeds the applicable threshold for review, the potential acquirer must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada." This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

         The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquirer's consent.

                                              SELLING SHAREHOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Shareholders and as adjusted to give effect to the sale of the shares offered in this Prospectus.

------------------------------------------- ------------------- ------------------ ---------------- ----------------
                                                                Number of Shares   Number of
                                            Number of Shares    of Stock           Shares of        Percentage of
                                            of Common Stock     Eligible for       Common Stock     Common Stock
                                            Owned as of the     Resale Pursuant    to be Owned      to be Owned
Name of Selling Securityholder              Date of the         to the             Following the    following the
                                            Prospectus          Prospectus         Offering         Offering
------------------------------------------- ------------------- ------------------ ---------------- ----------------
Jayvee & Co., as custodian                     2,400,000           2,400,000              0               0%
for A/C AUIF3817002
P.O. Box 9
Commerce Court West
Securities Level
Toronto, Ontario M5H 4A6 Canada

Carr & Co. (RT2)                                 600,000             600,000              0               0%
c/o Royal Bank Plaza
South Tower, SL Level
200 Bay Street
Toronto, Ontario M5J 2S1 Canada

Eleuterra Investment Management Inc. --          250,000             250,000              0               0%
First Wave Inc.
2004-200 King Street West
Toronto, Ontario M5H 3T4 Canada

Nice Investments LLC                           2,807,500           2,807,500              0               0%
40 West Gude Drive, Suite 210
Rockville, MD 20850

R.D. Dacks Limited                               283,333             283,333              0               0%
225 East Beaver Creek Road
Richmond Hill, Ontario L4B 3P4 Canada

Superior Intech Inc.                             500,000             500,000              0               0%
1340 Warwick Avenue
Oakville, Ontario L6L 2W1 Canada


                              PLAN OF DISTRIBUTION

         The shares of common stock offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees and other successors in interest. These pledgees, donees, transferees and other successors in interest will be deemed "Selling Shareholders" for the purposes of this Prospectus. The shares of common stock may be sold on

         - one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board);

         -        or in privately negotiated transactions.

         The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Shareholders and purchasers. In addition, the Selling Shareholder may, from time to time, sell short the common stock, and in these instances, this Prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

         Transactions involving brokers or dealers may include, without limitation, the following:

         -     ordinary brokerage transactions,
         -     transactions in which the broker or dealer solicits purchasers,
         - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
         - purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

         In effecting sales, brokers and dealers engaged by the Selling Shareholders or the purchasers of the shares of Common Stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         The Company is bearing all of the costs relating to the registration of the shares of Common Stock other than certain fees and expenses, if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock will be borne by the Selling Shareholders, the purchasers participating in the transaction, or both.

         Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule144 rather than pursuant to this Prospectus.

         The Selling Shareholders have agreed to indemnify the Company, and the Company has agreed to indemnify the Selling Shareholders, against certain liabilities, including liabilities under the Securities Act of 1933.

                              CHANGE IN ACCOUNTANTS

         Effective August 21, 1998, KPMG LLP, Chartered Accountants, were engaged as the Company's independent auditors, replacing Collins Barrow, the Company's former auditors. The change was made in connection with the acquisition of RTICA Inc (the "Acquisition"). Prior to the Acquisition, KPMG LLP, Chartered Accountants, were the auditors for RTICA Inc. and Collins Barrow were the auditors for Inzeco Holdings Inc. The Company's Board of Directors determined that it was in the best interest of the Company to retain KPMG LLP, Chartered Accountants following the Acquisition, and approved the change of auditors by resolution on August 21, 1998. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company's financial statements for the fiscal years covered by Collins Barrow or up through the time of replacement.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Dornbush, Mensch Mandelstam & Schaeffer, LLP, New York, New York.

                                     EXPERTS

         The Company's financial statements as of May 31, 2000 and 1999 and for the years ended May 31, 2000 and 1999 and for the period from June 13, 1991 (inception) to May 31, 2000, appearing in this Prospectus and registration statement have been audited by KPMG LLP, Chartered Accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The report covering these financial statements includes Comments By Auditors For U.S. Readers On Canada-U.S. Reporting Differences which is dated July 31, 2000, except for note 11(b) which is as of October 12, 2000 and note 5(e) which is as of November 17, 2000, which contains a reference to note 1 where it states that the Company had suffered recurring losses from operations and had not commenced commercial production which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Inzeco is subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will file reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room
1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330.

                      Consolidated Financial Statements
                      (Expressed in Canadian dollars)

                      INZECO HOLDINGS INC.
                      (A DEVELOPMENT STAGE COMPANY)

                      Years ended May 31, 2000 and 1999 and
                      cumulative period from June 13, 1991
                      (inception) to May 31, 2000
kpmg

            KPMG LLP
            CHARTERED ACCOUNTANTS                     Telephone  (905) 949-7800
            Mississauga Executive Centre              Telefax    (905) 949-7799
            Four Robert Speck Parkway                 www.kpmg.ca
            Suite 1500
            Mississauga ON L4Z 1S1

AUDITORS' REPORT


To the Board of Directors of Inzeco Holdings Inc.


We have audited the consolidated balance sheets of Inzeco Holdings Inc. (a development stage company) as at May 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for the years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company (a development stage company) as at May 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended May 31, 2000 and 1999 and for the period from June 13, 1991 (inception) to May 31, 2000 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial statements to the extent summarized in note 12 to the consolidated financial statements.



/s/ KPMG LLP


Chartered Accountants

Mississauga, Canada

July 31, 2000, except for
note 11(b) which is as of
October 15, 2000 and note 5(e)
which is as of November 17, 2000
kpmg

            KPMG LLP
            CHARTERED ACCOUNTANTS                     Telephone  (905) 949-7800
            Mississauga Executive Centre              Telefax    (905) 949-7799
            Four Robert Speck Parkway                 www.kpmg.ca
            Suite 1500
            Mississauga ON L4Z 1S1





COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated July 31, 2000, except for note 11(b) which is as of October 12, 2000 and note 5(e) which is as of November 17, 2000 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



/s/ KPMG LLP


Chartered Accountants


Mississauga, Canada

July 31, 2000, except for
note 11(b) which is as of
October 15, 2000 and note 5(e)
which is as of November 17, 2000

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Balance Sheets
(Expressed in Canadian dollars)

May 31, 2000 and 1999

---------------------------------------------------------------------------------------------------
                                                                       2000                1999
---------------------------------------------------------------------------------------------------

ASSETS

Current assets:
     Cash and cash in trust (note 5(e))                             $ 1,712,725        $   666,429
     GST receivable                                                      92,953             77,459
     Prepaid expenses                                                     8,442             21,966
---------------------------------------------------------------------------------------------------
                                                                      1,814,120            765,854

Fixed assets (note 3)                                                   534,481             18,790

Goodwill, net of accumulated amortization
   of $56,210 (1999 - $29,846)                                           52,728             79,092

Deferred development costs                                                    1                  1

---------------------------------------------------------------------------------------------------
                                                                    $ 2,401,330        $   863,737
===================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
     Accounts payable                                               $   742,348        $    11,850
     Accrued liabilities                                                 25,900             29,500
     Convertible debenture (note 4)                                          --          1,460,000
---------------------------------------------------------------------------------------------------
                                                                        768,248          1,501,350

Convertible debentures (note 4)                                         349,278                 --

Shareholders' equity (deficiency):
     Share capital (note 5)                                           5,613,805          2,292,703
     Equity component of convertible debentures (note 4)                 10,722            105,000
     Deficit accumulated during development stage                    (4,340,723)        (3,035,316)
---------------------------------------------------------------------------------------------------
                                                                      1,283,804           (637,613)

Going concern (note 1)
Commitments and contingencies (note 9)

---------------------------------------------------------------------------------------------------
                                                                    $ 2,401,330        $   863,737
===================================================================================================

See accompanying notes to consolidated financial statements.


On behalf of the Board:


_____________________________________ Director


_____________________________________ Director

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000

-------------------------------------------------------------------------------------------------------------------
                                                                                                  Period from
                                                                                                 June 13, 1991
                                                                                                (inception) to
                                                               2000                1999           May 31, 2000
-------------------------------------------------------------------------------------------------------------------

Income:
     Interest                                            $      7,095        $     60,233         $     70,423
     Fees and licenses                                          6,077                   -              622,482
-------------------------------------------------------------------------------------------------------------------
                                                               13,172               60,233             692,905

Operating expenses:
     Consulting                                               354,110             102,434              816,834
     Management fees                                          267,174             209,864              884,386
     Development                                              246,870             568,562            1,709,649
     General and administrative                               116,260              85,221              378,050
     Professional fees                                        117,109             176,652              464,233
     Rent                                                      68,187              12,683               99,720
     Travel                                                    44,795              82,965              297,462
     Interest on convertible debentures                        40,248              65,000              105,248
     Amortization of goodwill                                  26,364              26,364               56,210
     Repairs and maintenance                                   18,673                   -               18,673
     Amortization of fixed assets                               8,025               4,094               24,114
     Interest and bank charges                                 10,764                 892              134,763
     Patents                                                        -              12,962               44,286
-------------------------------------------------------------------------------------------------------------------
                                                            1,318,579           1,347,693            5,033,628
-------------------------------------------------------------------------------------------------------------------

Loss for the period                                        (1,305,407)         (1,287,460)          (4,340,723)

Deficit accumulated during development stage,
   beginning of period                                     (3,035,316)         (1,747,856)                   -

===================================================================================================================
Deficit accumulated during development stage,
   end of period                                         $ (4,340,723)       $ (3,035,316)        $ (4,340,723)
-------------------------------------------------------------------------------------------------------------------

Loss per share (note 8)                                  $      (0.06)       $      (0.06)

===================================================================================================================

See accompanying notes to consolidated financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000

-------------------------------------------------------------------------------------------------------------------
                                                                                                  Period from
                                                                                                 June 13, 1991
                                                                                                (inception) to
                                                               2000                1999           May 31, 2000
-------------------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
     Loss for the period                                 $ (1,305,407)       $ (1,287,460)        $ (4,340,723)
     Items not involving cash:
         Interest on convertible debenture                     40,248              65,000              105,248
         Amortization                                          34,389              30,458               80,324
         Interest expense on converted loan                         -                   -               96,000
         Expenses settled by issuance
           of common shares                                         -                   -              431,388
     Change in non-cash operating working
       capital balances:
         GST receivable                                       (15,494)            (57,539)             (92,953)
         Prepaid expenses                                      13,524               7,010               (8,442)
         Accounts payable                                     730,498              (9,692)             661,003
         Accrued liabilities                                   (3,600)                200               25,900
-------------------------------------------------------------------------------------------------------------------
                                                             (505,842)         (1,252,023)          (3,042,255)

Financing activities:
     Issuance of convertible debentures                       360,000                   -            1,860,000
     Issuance of common shares                              1,715,854              25,250            2,269,767
     Issuance of special warrants                                   -                   -              667,959
     Decrease in due to related parties                             -            (259,792)                   -
     Proceeds from loan payable                                     -                   -              254,000
-------------------------------------------------------------------------------------------------------------------
                                                            2,075,854            (234,542)            5,051,726

Investing activities:
     Purchase of fixed assets                                (523,716)            (19,180)            (558,595)
     Investment in deferred development costs                       -                   -                   (1)
     Cash acquired on reverse takeover                              -                   -              261,850
-------------------------------------------------------------------------------------------------------------------
                                                             (523,716)             (19,180)           (296,746)
-------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash                                 1,046,296          (1,505,745)           1,712,725

Cash and cash equivalents, beginning of period                666,429           2,172,174                    -


-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                 $  1,712,725        $    666,429         $  1,712,725
===================================================================================================================

Supplemental cash flow information:
     Interest paid                                       $     10,214        $      1,241         $     46,752

===================================================================================================================

Cash and cash equivalents are comprised of cash and cash in trust.

See accompanying notes to consolidated financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------


Inzeco Holdings Inc. ("Inzeco" or the "Company") is a public company that was incorporated on May 30, 1997 under the Business Corporations Act (Alberta) and is listed on the Canadian Venture Exchange. The Company continues to develop the technology and productivity process to enable commercial production of insulating products from recycled plastics and to pursue the sale of licensing rights to the technology.


1.       GOING CONCERN:


           These financial statements have been prepared on a going concern basis and, as such, it has been assumed that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. To May 31, 2000, the Company has incurred continuing losses from operations and an accumulated a deficit of $4,340,723. The ability of the Company to continue is dependent upon the ongoing support of its shareholders, the attainment of financing necessary to complete the technology and begin commercial production and the achievement of profitable operations from the commercial production and licencing of the insulating products and sale of licensing rights. At May 31, 2000, the Company had cash balances of $1,712,725 and subsequent to year end issued common shares for proceeds net of issue costs of approximately $2.2 million (note 11(b)). These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES:


       These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A reconciliation to accounting principles generally accepted in the United States is provided in note 12. Significant accounting policies adopted by the Company are as follows:


       (a) Basis of presentation:


           These financial statements include the accounts of the Company and its wholly owned subsidiaries, Inzeco Overseas Limited and RTICA Inc. ("RTICA"), (formerly E2 Development Corporation ("E2D")). RTICA was acquired in a reverse takeover and is treated as the continuing entity and the acquiror for financial accounting purposes, notwithstanding that Inzeco is the continuing entity for legal purposes given that the former shareholders of RTICA controlled the combined entity after the transaction. Accordingly, the consolidated statements of operations are a continuation of RTICA's financial statements, and therefore reflect the following:


           (i)    the operations of RTICA from inception (June 13, 1991); and


          (ii) the operations of the Inzeco after April 28, 1998, the date of acquisition.


           As part of the reverse takeover, Inzeco entered into share for share agreements with each shareholder of E2D whereby Inzeco agreed to acquire all of the outstanding common shares and 310,908 common share purchase warrants of E2D, in exchange for 17,499,995 common shares and 1,243,633 common share purchase warrants of Inzeco which represented 86% of the issued and outstanding common shares of Inzeco on a fully diluted basis as at April 28, 1998.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


           The accounting for the business combination was as follows:

           ---------------------------------------------------------------------
           Ascribed value attributed to shares and
              warrants issued to acquire Inzeco Holdings Inc.        $  480,000
           Less transaction costs                                      (190,557)

           ---------------------------------------------------------------------
           Net proceeds                                              $  289,443
           =====================================================================

           Fair value of net assets of Inzeco Holdings Inc.:
                Current assets (including cash of $261,850)          $  350,811
                Goodwill                                                108,938
                Current liabilities                                    (170,306)

           ---------------------------------------------------------------------
                                                                     $  289,443
           =====================================================================

           All significant intercompany transactions and balances are eliminated on consolidation.


       (b) Fixed assets:


           Fixed assets are recorded at original cost less accumulated amortization. Amortization is provided when the assets are available for use, on a declining-balance basis over the estimated useful lives of the assets at the following annual rates:

           ---------------------------------------------------------------------
           Machinery and equipment                                          25%
           Furniture                                                        25%
           Vehicles                                                         30%
           Computer hardware                                                30%

           ---------------------------------------------------------------------


       (c) Goodwill:


           Goodwill is recorded at cost less accumulated amortization and is being amortized on a straight-line basis over five years. On an annual basis, management reviews the recoverability of goodwill by assessing future cash flows on an undiscounted basis.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


       (d) Development and patents:


           Development costs are expensed in the period incurred until technical feasibility has been obtained, adequate resources exist and recoverability is assured at which time development costs are capitalized. To date only a nominal amount of development costs has been capitalized. Patent costs are expensed in the period incurred, prior to establishment of technical feasibility of the product.


       (e) Income taxes:


           The Company follows the tax allocation method of accounting for income taxes, whereby the provision for income taxes is based upon income for financial reporting purposes rather than income for tax purposes. Timing differences may occur when revenue and expense are recognized in the accounts in one year, but are taxed or claimed for income tax purposes in another year. The tax effect of these timing differences is recorded as deferred income taxes.


       (f) Foreign currency translation:


           Transactions in foreign currencies are translated into Canadian dollars using exchange rates in effect on the date of the transaction. Monetary assets and liabilities are translated into Canadian dollars using current exchange rates and non-monetary assets and liabilities using historical exchange rates. Translation gains and losses are included in the consolidated statement of operations and deficit.


       (g) Use of estimates:


           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


       (h) Fair values of financial instruments:


           Cash and cash held in trust and accounts payable and accrued liabilities are reflected in the financial statements at carrying values which approximate fair values because of the short-term maturities of these instruments. The carrying value of the debt component of the convertible debentures approximates its fair value since the interest rate approximates current interest rates.


       (i) Stock-based compensation plan:


           The Company has a stock-based compensation plan, which is described in note 5(c). No compensation expense is recognized for this plan when shares or stock options are issued to employees or non-employees. Any consideration paid by employees or non-employees on exercise of stock options or purchase of shares is credited to share capital. If shares or stock options are repurchased from employees or non-employees, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit.


3.       FIXED ASSETS:

         ---------------------------------------------------------------------
                                                      Accumulated     Net book
         2000                                 Cost    amortization       value
         ---------------------------------------------------------------------
         Machinery and equipment            $ 525,292   $   7,842   $  517,450
         Furniture                             10,105       1,263        8,842
         Vehicles                               7,500       1,125        6,375
         Computer hardware                     15,698      13,884        1,814

         ---------------------------------------------------------------------
                                            $ 558,595   $  24,114   $  534,481
         =====================================================================


         ---------------------------------------------------------------------
                                                      Accumulated     Net book
         1999                                 Cost    amortization       value
         ---------------------------------------------------------------------

         Machinery and equipment            $  19,181   $   2,983   $   16,198
         Computer hardware                     15,698      13,106        2,592

         ---------------------------------------------------------------------
                                            $  34,879   $  16,089   $   18,790
         =====================================================================

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

4.     CONVERTIBLE DEBENTURES:


       On May 26, 1998, the Company issued a $1,500,000 Series I Convertible Senior Debenture. The principal was convertible at any time, in whole or in part, at the option of the holder into common shares at $0.55 per common share. Once the Company built a plant which produced a specified output, the debenture was convertible at the Company's option. On December 21, 1999, the debenture was converted at the Company's option into 2,727,723 common shares at $0.55 per common share.


       The amount of interest recorded in the current year prior to conversion was $40,248 (1999 - $65,000).


       On April 15, 2000, the Company issued three $120,000 convertible debentures for total proceeds of $360,000. The principal and any accrued and unpaid is convertible at any time, in whole or in part, at the option of the holder into common shares at $0.40 per common share. The principal outstanding bears interest at 6.5% per annum payable semi-annually and in arrears on June 15 and December 15 of each year, commencing on June 15, 2000 and is due on June 30, 2001. The debenture is secured by the tangible assets of the Company and can be subordinated to other debt incurred by the Company up to $1,250,000.


       These debentures represent compound financial instruments with their component parts measured at their respective fair values at the time of issue. The debt component has been calculated at the present value of the required payment at maturity, discounted at 8% which approximates the interest rate that would have been applicable to non-convertible debt at the date of issue. The original value assigned will increase over time to the settlement amount on maturity, with a corresponding charge to interest expense for the year.


       The equity component represents the excess of the face value over the debt component at the date of issuance.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1998
-------------------------------------------------------------------------------

5.       SHARE CAPITAL:


       The authorized share capital of the Company consists of unlimited preference shares issuable in series and unlimited common shares.


       Common share transactions from inception are as follows:

       -------------------------------------------------------------------------------------------------------
                                                                                  Shares            Amount
       -------------------------------------------------------------------------------------------------------
       Shares issued for cash, June 13, 1991                                        1,000       $           10
       Shares issued on stock split, May 30, 1996                               2,199,000                    -
       Shares issued for consulting services, May 30, 1996                        456,166              431,388
       -------------------------------------------------------------------------------------------------------
       Balance, May 31, 1997                                                    2,656,166              431,398

       Shares issued for cash, August 29, 1997                                    825,000              275,000
       Shares issued on conversion of warrants, December 23, 1997                 145,833              121,528
       Shares issued on conversion of warrants, March 7, 1998                     153,750              128,125
       Shares issued on conversion of E2D warrants, March 7, 1998                  20,250                    -
       Shares issued for debt and accrued interest, April 28, 1998                236,830              350,000
       Shares exchanged on reverse takeover, April 28, 1998                    (4,037,829)                   -
       Shares exchanged on reverse takeover, April 28, 1998                    17,499,995                    -
       Shares issued to Inzeco shareholders at reverse takeover,
         April 28, 1998                                                         2,925,000              289,443
       Shares issued on exercise of options, May 20, 1998                          20,000                4,000
       -------------------------------------------------------------------------------------------------------
       Balance, May 31, 1998                                                   20,444,995            1,599,494

       Shares issued on conversion of special warrants,
         October 25, 1998                                                       1,666,667              667,959
       Shares issued on exercise of options, May 20, 1999                         126,250               25,250
       -------------------------------------------------------------------------------------------------------
       Balance, May 31, 1999                                                   22,237,912            2,292,703

       Shares issued on conversion of debenture,
         December 21, 1999                                                      2,727,723            1,605,248
       Shares issued on exercise of options, October 26, 1999                      75,000               33,750
       Shares issued on exercise of options, November 26, 1999                    125,000               25,000
       Shares issued for cash, May 31, 2000                                     2,807,500            1,657,104

       -------------------------------------------------------------------------------------------------------
       Balance, May 31, 2000                                                   27,973,135       $    5,613,805
       =======================================================================================================

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

5.     SHARE CAPITAL (CONTINUED):


       Shares which may be issued under options, warrants and convertible debenture are as follows:

       -------------------------------------------------------------------------------------------------------
                                                                                           Weighted
                                                                                            average   Weighted
                                                      Range of                            remaining    average
                                         Number       exercise                          contractual   exercise
                                      of shares          price                  Expiry         life      price
       -------------------------------------------------------------------------------------------------------
       Directors' and management's                                December 20, 2001 to
         stock option plan            1,870,250  $ 0.20 - 0.25          April 29, 2003   3.06 years    $  0.20
       Directors' and management's                                December 20, 2001 to
         stock option plan              145,000    0.35 - 0.39        February 8, 2003   2.75 years       0.38
       Common share purchase
         warrants                     1,243,633           0.65           June 30, 2000
       Convertible debenture            900,000           0.40           June 30, 2001

       -------------------------------------------------------------------------------------------------------

       All options outstanding at May 31, 2000 are exercisable.


       (a) On April 28, 1998, all of RTICA's outstanding common shares and warrants were exchanged for 17,499,995 common shares and 1,243,633 warrants of Inzeco. The warrants have an exercise price of $0.65 per common share, with an expiry date of June 30, 2000.


           In connection with this transaction, the Canadian Venture Exchange required that a total of 10,939,937 common shares be held in escrow. Of these shares, 1,640,998 shall be released at a rate of 1/3 each year commencing June 3, 1999. On June 3, 2000, 547,000 (1999 -
           546,999) shares were released from escrow. The remaining 9,298,939 are to be released at a rate of 1 share for every $0.20 of cash flow generated to a maximum of 1/3 per year. Cash flow generated is defined by the escrow agreement to be audited net income adjusted by certain non-cash items. None of these shares were released from escrow in 2000.


           1,350,000 common shares are also held in escrow in connection with the initial public offering of Inzeco pursuant to the prospectus of the Company dated September 19, 1997. These initial escrowed shares will also be released at a rate of 1/3 for each of the three years ending April 28, 1999, 2000 and 2001, respectively. During the year, 449,999 (1999 - 450,000) shares were released from escrow.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

5.     SHARE CAPITAL (CONTINUED):


       (b) On April 28, 1998, Inzeco completed a private placement of 1,666,667 special warrants at a subscription price of $0.45 each for net proceeds of $667,959. The special warrants were converted to common shares on October 25, 1998. In addition to the commission of 10% of the gross proceeds of the issue, the Agent was granted a non-transferable option to acquire 166,667 common shares at $0.45 per share. On October 26, 1999, the Agent exercised 75,000 share options for total consideration of $33,750. The remaining 91,667 options expired on October 27, 1999.


       (c) Inzeco has established a stock option plan for its directors and officers and certain consultants and has reserved for issuance 2,503,750 common shares. Pursuant to the plan, stock options vest immediately and are exercisable for a period of between three to five years from the date of grant. Options are granted at the closing market price of the Company's common stock on the date of grant. At year end, 2,015,250 (1999 - 2,020,250) options are outstanding at an exercise price ranging from $0.20 to $0.39 per share with 1,705,250 (1999 - 1,830,250) options issued to five directors and officers. During the year, 125,000 (1999 - 71,250) common shares were issued under this plan for cash proceeds of $25,000 (1999 - $14,250). An additional 120,000 (1999 - 85,000) shares were reserved for consultants in 2000 at an exercise price ranging from $0.22 to $0.39 (1999 - $0.25 to $0.35). In 1999, options to acquire 28,500 common shares expired. At year end, the remaining options will expire between December 20, 2001 and April 29, 2003. During the year, the maximum number of shares issuable under the stock option plan was increased by 500,000 to 2,700,000.


       (d) In connection with an initial public offering in fiscal 1998, 150,000 non-transferable common share purchase options at $0.20 each were granted to the Agent. 95,000 options were exercised in fiscal 1998 for total consideration of $19,000. On May 20, 1999, 55,000 options were exercised for total consideration of $11,000.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

5.     SHARE CAPITAL (CONTINUED):


       (e) On May 31, 2000, Inzeco completed a private placement of 2,807,500 common shares with a subscription price of U.S. $0.40 per share for gross proceeds of U.S. $1,123,000 or Cdn. $1,680,570. The shares were fully paid, with the proceeds held in trust by the Company's escrow agent until June 6, 2000 when the Funds were wired to the Company. Costs of arranging the private placement were $23,466. If the Company does not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue one additional common share for each ten shares issued under this private placement.


           The Registration Statement was filed on November 17, 2000.

6.     RELATED PARTY TRANSACTIONS:


       In the normal course of operations, the Company had the following transactions, which were measured at the exchange amount, with certain shareholders:

       ----------------------------------------------------------------------
                                                           2000        1999
       ----------------------------------------------------------------------
       Purchase of fixed assets                       $  330,000   $        -
       Management fees                                   267,000      210,000
       Consulting                                        163,000       18,000
       Development charges                                57,000      452,000
       Professional fees                                  26,000       36,000

       ----------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

7.     INCOME TAXES:


       During the year, approximately $301,000 of non-capital losses expired.


       At May 31, 2000, the Company has approximately $2,854,000 of non-capital losses and $136,000 of research and development expenses available to reduce future years' income for income tax purposes. The tax benefit of these items will be recorded in the consolidated financial statements when realized:

       ------------------------------------------------------------------------
       Non-capital losses:
           2002                                                   $     257,000
           2003                                                         200,000
           2004                                                         210,000
           2005                                                         813,000
           2006                                                         349,000
           2007                                                       1,025,000

       Research and development expenses - no expiry                    136,000

       ------------------------------------------------------------------------

8.     LOSS PER SHARE:


       Loss per share figures are calculated using the weighted average number of common shares outstanding calculated on a daily basis. The effect of the exercise of the special warrants, share purchase options and share purchase warrants and the conversion of the convertible debentures would not have a dilutive effect.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

9.     COMMITMENTS AND CONTINGENCIES:


       (a) On September 1, 1997, the Company sold for proceeds of $20,000 an option for an exclusive license to make, use and sell insulation products in western Canada using the Company's technology. If the option is exercised, the price for the license is $500,000 for a 10-year term.


       (b) The Company is committed to minimum annual payments under an operating lease for its administrative office and manufacturing facility as follows:

           -------------------------------------------------------------------
           2001                                                      $  60,000
           2002                                                         60,000
           2003                                                         62,500
           2004                                                         65,000

           -------------------------------------------------------------------
                                                                     $ 247,500
           ===================================================================

       (c) On February 1, 2000, the Company signed a contract with the National Research Council which is to perform certain research and development projects on the Company's behalf. The Company is committed to pay $20,000 per month from February 2000 to June 2001 as well as three additional payments of $20,000 each once certain reporting milestones are achieved. Under a separate grant program with the Federal government, the Company is eligible to be reimbursed for a portion of its expenses from the above program as they are incurred, to a maximum of $200,000. At year end, the Company has been reimbursed for $30,000 of expenditures incurred to date.


10.    COMPARATIVE FIGURES:


       Certain 1999 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2000.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

11.    SUBSEQUENT EVENTS:


       (a) On June 6, 2000, an additional 450,000 options at an exercise price of $0.75, with an expiry date of June 6, 2003, were reserved for a consultant.


       (b) On June 14, 2000, Inzeco completed a private placement of 4,033,333 special warrants at a subscription price of $0.60 each for gross cash proceeds of $2,420,000. Each special warrant was convertible into one common share or 1.1 common shares if a receipt for the related prospectus was not received by October 15, 2000. Costs of arranging the private placement, including Agent's commissions is $217,300 plus 201,667 special warrants granted to the Agent.


           The prospectus was filed on October 12, 2000 and on October 15, 2000 the special warrants were converted into 4,033,333 common shares.


       (c) On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants were exercised for $553,541. The remaining 393,215 warrants expired on the same day.


12.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES:


       These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects with those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").


       The Company's accounting principles generally accepted in Canada differ from accounting principles generally accepted in the United States as follows:


       (a) Earnings per share:


           Under Canadian GAAP, basic earnings per share are calculated including the escrow shares, while under U.S. GAAP, 9,298,939 of the escrowed shares outstanding at year end requiring the Company to meet specified performance measures are considered contingently issued and accordingly are excluded from the basic earnings per share calculation.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


       (b) Deferred tax assets:


           Under Canadian GAAP, the Company accounts for income taxes using the tax allocation method under which income taxes are provided in the year transactions affect net income regardless of when such transactions are recognized for tax purposes. The Financial Accounting Standards Board ("FASB") issued Statement 109 on Accounting for Income taxes ("FAS 109") which is effective for fiscal years beginning after December 14, 1992. FAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


           The following table summarizes the significant components of the Company's deferred tax balances:

           --------------------------------------------------------------------
                                                            2000        1999
           --------------------------------------------------------------------
           Deferred tax assets:
                Non-capital loss carryforwards          $ 1,085,000 $   809,000
                Deferred financing costs                     74,000      81,000
                Fixed assets                                 29,000      26,000
                Cumulative eligible capital                   1,000       1,000
                Research and development expenses            51,000           -
                Investment tax credit                        12,000           -
           --------------------------------------------------------------------
                                                          1,252,000     917,000

           Valuation allowance for deferred tax asset    (1,252,000)   (917,000)

           ---------------------------------------------------------------------
                                                        $         - $         -
           =====================================================================

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


           The valuation allowance on deferred tax asset must reflect that portion of the future tax assets including the income tax loss carryforward which more likely than not will not be realized from future operations. Considering the Company's cumulative losses in recent years, the Company believes it is appropriate to provide an allowance of 100% against all available future tax assets including income tax loss carryforwards, regardless of their terms of expiry.


       (c) Stock options:


           Beginning in 1996, United States accounting principles allow, but do not require companies to record compensation for employee stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under Canadian and United States accounting principles. Using this approach, however, the Company is still required under United States accounting principles to account for stock options issued to consultants under the fair value method.


           Since none of the Company's stock options have been issued by virtue of employment or directorship, all of the stock options have been accounted for under U.S. GAAP using the fair value method. The fair value of these options has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000 and 1999, respectively: risk free interest rate of 6.4% and 4.7%; dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of 310% and 160%; and a weighted average expected life of the options of 3 years. The estimated fair value of these options is expensed in the period granted since there is no vesting period. The weighted average grant date fair values of options issued in 2000 and 1999 were $0.38 and $0.35, respectively.


           The United States accounting pronouncement does also require the disclosure of pro forma loss and loss per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. As all options have already been accounted for under the fair value method, the pro forma information is the same as reported for the year.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


       (d) Convertible debentures:


           Under Canadian GAAP, convertible debentures are split for accounting purposes between debt and shareholders' equity as described in note
           4. Under U.S. GAAP, all of the convertible debenture is recorded as debt, except if the conversion price at date of issuance is less than the fair market value, in which case the intrinsic value of the beneficial conversion feature is allocated to paid-in capital and the resulting discount is recognized as interest expense over the period through to the earliest conversion date. The convertible debenture issued on April 15, 2000 is considered to have a beneficial conversion feature under U.S. GAAP given that the conversion price of $0.40 per share was less than the recent private placements of $0.60 per share.


       (e) Business combinations:


           Under Canadian GAAP, a reverse takeover transaction is accounted for as a business combination, with the amount of the purchase price in excess of the fair market value of the net assets acquired allocated to goodwill. Under U.S. GAAP, the merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction, rather than a business combination, with no goodwill being recorded.


       (f) Comprehensive income:


           Under U.S. GAAP, comprehensive income or loss must be reported which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Under U.S. GAAP, the Company's comprehensive loss is the same as its reported loss for the year.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


       (g) New accounting pronouncements:


           In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No.133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Application for this SFAS has been postponed. As such, the Company will be required to implement SFAS No. 133 for its fiscal year ended May 31, 2001.


           The Company expects that the adoption of this pronouncement will have no material impact on its financial position, results of operations or cash flows.


           The U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), on December 3, 1999. It is effective for the Company no later than the fourth quarter of fiscal 2001. SAB 101 provides additional guidance on the application of existing generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect the guidance of SAB 101 to have a material effect on its financial statements upon adoption.


       The impact of the items noted above on the financial statements is as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                  2000                 1999
-------------------------------------------------------------------------------------------------------------------

       Loss for the year per Canadian GAAP                                $    (1,305,407)     $    (1,287,460)
       Goodwill amortization                                                       26,364               26,364
       Compensation expense from stock options issued to
         non-employees                                                            (45,950)             (29,450)
       Additional interest resulting from beneficial conversion
         feature on convertible debt                                             (180,000)                   -

-------------------------------------------------------------------------------------------------------------------
       Loss for the year per U.S. GAAP                                    $    (1,504,993)     $    (1,290,546)
===================================================================================================================

       Basic loss per share per U.S. GAAP                                 $         (0.11)     $         (0.11)

===================================================================================================================

       Weighted average number of shares
         outstanding per U.S. GAAP                                             14,194,298           11,960,818

===================================================================================================================

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999
-------------------------------------------------------------------------------

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

-------------------------------------------------------------------------------------------------------------------
                                                                                  2000                 1999
-------------------------------------------------------------------------------------------------------------------

       Total convertible debentures per Canadian GAAP                      $      349,278       $    1,460,000

       Reclass equity component of convertible debentures                          10,722              105,000

       Reclass intrinsic value of conversion feature to paid-in capital          (180,000)                   -

-------------------------------------------------------------------------------------------------------------------
       Total convertible debentures per U.S. GAAP                          $      180,000       $    1,565,000
===================================================================================================================

       Other paid-in capital, end of the year per Canadian GAAP            $            -       $            -

       Fair value of stock options issued to non-employees                        438,195              392,245

-------------------------------------------------------------------------------------------------------------------
       Other paid-in capital, end of the year per U.S. GAAP                $      438,195       $      392,245
===================================================================================================================

       Share capital, end of the year per Canadian GAAP                    $    5,613,805       $    2,292,703

       Elimination of goodwill                                                   (108,938)            (108,938)

-------------------------------------------------------------------------------------------------------------------
       Share capital, end of the year per U.S. GAAP                        $    5,504,867       $    2,183,765
===================================================================================================================


       The consolidated statement of deficit under U.S. GAAP is as follows:

-------------------------------------------------------------------------------------------------------------------

       Deficit, June 1, 1998 per Canadian GAAP                                                  $   (1,747,856)
       Goodwill amortization for years prior to 1999                                                     3,482
       Compensation expense from stock options for years
         prior to 1999                                                                                (362,795)
-------------------------------------------------------------------------------------------------------------------

       Deficit, June 1, 1998 per U.S. GAAP                                                          (2,107,169)

       Loss for the year per U.S. GAAP                                                              (1,290,546)

-------------------------------------------------------------------------------------------------------------------

       Deficit, May 31, 1999 per U.S. GAAP                                                          (3,397,715)

       Loss for the year per U.S. GAAP                                                              (1,504,993)

-------------------------------------------------------------------------------------------------------------------
       Deficit, May 31, 2000 per U.S. GAAP                                                      $   (4,902,708)
===================================================================================================================

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                                  2000                  1999
-------------------------------------------------------------------------------------------------------------------

ASSETS

Current assets:
     Cash and cash equivalents                                            $     3,191,274       $      190,444
     Miscellaneous receivable                                                     121,070               92,041
     Loan receivable                                                                    -               25,000
     Prepaid expenses                                                               8,442               22,666
-------------------------------------------------------------------------------------------------------------------
                                                                                3,320,786              330,151

Fixed assets                                                                      510,414              142,895

Goodwill, net of accumulated amortization
   of $62,801 (1999 - $36,437)                                                     46,137               72,501

Deferred development costs                                                              1                    1

-------------------------------------------------------------------------------------------------------------------
                                                                         $      3,877,338      $       545,548
===================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
     Accounts payable                                                     $        35,262       $       33,250
     Convertible debentures                                                       356,321            1,472,232
-------------------------------------------------------------------------------------------------------------------
                                                                                  391,583            1,505,482

Shareholders' equity (deficiency):
     Share capital                                                              8,370,046            2,292,703
     Equity component of convertible debentures                                    10,722              105,000
     Deficit                                                                   (4,895,013)          (3,357,637)
-------------------------------------------------------------------------------------------------------------------
                                                                                3,485,755             (959,934)

-------------------------------------------------------------------------------------------------------------------
                                                                          $     3,877,338       $      545,548
===================================================================================================================

See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000 (Unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                                                   Period from
                                                                                                 June 13, 1991
                                                                                                (inception) to
                                                                                                    August 31,
                                                                 2000                1999                 2000
-------------------------------------------------------------------------------------------------------------------

Income:
     Interest                                         $        22,626      $        3,361       $       93,049
     Fees and licenses                                              -               6,077              622,482
-------------------------------------------------------------------------------------------------------------------
                                                               22,626               9,438              715,531

Operating expenses:
     General and administrative                               291,758             236,918              669,808
     Other operating expenses                                 236,986              66,232            4,572,229
     Amortization of fixed assets                              34,267               9,561               58,381
     Interest on convertible debenture                          7,043              12,232              112,291
     Amortization of goodwill                                   6,591               6,591               62,801
     Interest and bank charges                                    271                 225              135,034
-------------------------------------------------------------------------------------------------------------------
                                                              576,916             331,759            5,610,544
-------------------------------------------------------------------------------------------------------------------

Loss for the period                                          (554,290)           (322,321)          (4,895,013)

Deficit accumulated during development
   stage, beginning of period                              (4,340,723)         (3,035,316)                   -

-------------------------------------------------------------------------------------------------------------------
Deficit accumulated during development
   stage, end of period                               $    (4,895,013)     $   (3,357,637)      $   (4,895,013)
===================================================================================================================

Loss per share                                        $        (0.02)      $       (0.02)

===================================================================================================================

See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000 (Unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                                                  Period from
                                                                                                 June 13, 1991
                                                                                                (inception) to
                                                               2000                1999         August 31, 2000
-------------------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
     Loss for the period                              $      (554,290)     $     (322,321)      $   (4,895,013)
     Items not involving cash:
         Interest on convertible debenture                      7,043              12,232              112,291
         Amortization                                          40,858              16,152              121,182
         Interest expense on converted loan                         -                   -               96,000
         Expenses settled by issuance
           of common shares                                         -                   -              431,388
     Change in non-cash operating
       working capital:
         Miscellaneous receivable                             (28,117)            (14,582)            (121,070)
         Loan receivable                                            -             (25,000)                   -
         Prepaid expenses                                           -                (700)              (8,442)
         Accounts payable                                    (732,986)             (8,100)             (46,083)
         Accrued liabilities                                  (25,900)                  -                    -
-------------------------------------------------------------------------------------------------------------------
                                                           (1,267,492)            (342,319)         (4,309,747)

Financing activities:
     Issuance of convertible debentures                             -                   -            1,860,000
     Issuance of common shares                              2,756,241                   -            5,026,008
     Issuance of special warrants                                   -                   -              667,959
     Proceeds from loan payable                                     -                   -              254,000
-------------------------------------------------------------------------------------------------------------------
                                                            2,756,241                   -             7,807,967

Investing activities:
     Purchase of fixed assets                                 (10,200)           (133,666)            (568,795)
     Investment in deferred development costs                       -                   -                   (1)
     Cash acquired on reverse takeover                              -                   -              261,850
-------------------------------------------------------------------------------------------------------------------
                                                              (10,200)           (133,666)            (306,946)
-------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and
   cash equivalents                                         1,478,549            (475,985)           3,191,274

Cash and cash equivalents,
   beginning of period                                      1,712,725             666,429                    -

-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of period                                      $     3,191,274      $      190,444       $    3,191,274
===================================================================================================================

See accompanying notes to interim financial statements.

See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

--------------------------------------------------------------------------------

1.     SIGNIFICANT ACCOUNTING POLICIES:

       These interim financial statements include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading. For a full description of accounting polices which have been applied on a consistent basis in these interim financial statements, except as described in note 2, refer to the Company's annual financial statements. Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial statements to the extent summarized in note 4 to the interim financial statements.


2.     CHANGE IN ACCOUNTING POLICY:

       Effective January 1, 2000, The Canadian Institute of Chartered Accountants ("CICA") changed the accounting standards relating to the accounting for income taxes. The CICA's new standard on accounting for income taxes adopts the liability method of accounting for future income taxes. Under the liability method future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense or benefit is the sum of the Company's provision for current income taxes and the difference between the opening and ending balances of the future income tax assets and liabilities.

       Prior to adoption of this new accounting standard, income tax expense was determined using the deferral method. Under this method, deferred income tax expense was determined based on "timing differences" (difference between the accounting and tax treatment of items of expense or income), and were measured using the tax rates in effect in the year the differences originated. Certain deferred tax assets, such as the benefit of tax losses carried forward, were not recognized unless there was virtual certainty that they would be realized.

       The adoption of this standard has had no impact on the Company's financial position, results of operations or cash flows.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

--------------------------------------------------------------------------------

3.     SHARE CAPITAL:

       (a) On June 6, 2000, an additional 450,000 options at an exercise price of $0.75, with an expiry date of June 6, 2003 were reserved for a consultant.

       (b) On June 14, 2000, the Company completed a private placement of 4,033,333 special warrants at a subscription price of $0.60 each for gross cash proceeds of $2,420,000. Each special warrant is convertible into 1 common share or 1.1 common shares, if a receipt for the related prospectus is not received by October 15, 2000. Costs of arranging the private placement, including agent's commissions is $217,300 plus 201,667 special warrants granted to the agent.

           The prospectus was filed on October 12, 2000 and on October 15, 2000 the special warrants were converted into 4,033,333 common shares.

       (c) On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants were exercised for $553,541. The remaining 393,215 warrants expired on the same day.

       (d) On May 31, 2000, Inzeco completed a private placement of 2,807,500 common shares with a subscription price of U.S. $0.40 per share for gross proceeds of U.S. $1,123,000 or Cdn. $1,680,570. The shares were fully paid, with the proceeds held in trust by the Company's escrow agent until June 6, 2000 when the Funds were wired to the Company. Costs of arranging the private placement were $23,466. If the Company does not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue one additional common share for each ten shares issued under this private placement.

           The Registration Statement was filed on November 17, 2000.

       On August 31, 2000, the Company had 28,823,553 common shares and 2,015,250 stock options outstanding.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

--------------------------------------------------------------------------------

4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

       These interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which differ in certain respects from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").

       Canadian GAAP differs from accounting U.S. GAAP as follows:

       (a) Earnings per share:


           Under Canadian GAAP, basic earnings per share are calculated including the escrow shares, while under U.S. GAAP the 9,298,939 escrow shares outstanding at the end of the period requiring the Company to meet specified performance measures are considered contingently issued and accordingly are excluded from the basic earnings per share calculation.

       (b) Stock options:

           Beginning in 1996, U.S. GAAP accounting principles allow, but do not require companies to record compensation for employee stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under Canadian and U.S. GAAP. Using this approach, the Company is still required under United States accounting principles to account for stock options issued to consultants under the fair value method.

       (c) Convertible debentures:

           Under Canadian GAAP, convertible debentures are split for accounting purposes between debt and shareholders' equity. Under U.S. GAAP, the convertible debenture is recorded as debt, except if the conversion price at date of issuance is less than the fair market value, in which case, the intrinsic value of the beneficial conversion feature is allocated to paid-in capital and the resulting discount is recognized as interest expense over the period through to the earliest conversion date. The convertible debenture issued on April 15, 2000 is considered to have a beneficial conversion feature under U.S. GAAP given that the conversion price of $0.40 per share was less than the recent placements of $0.60 per share.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

--------------------------------------------------------------------------------

4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

       (d) Business combinations:

           Under Canadian GAAP, a reverse takeover transaction is accounted for as a business combination, with the amount of the purchase price in excess of the fair market value of the net assets acquired allocated to goodwill. Under U.S. GAAP, the merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction, rather than a business combination, with no goodwill being recorded.

       (e) Comprehensive income:

           Under U.S. GAAP, comprehensive income or loss must be reported which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Under U.S. GAAP, the Company's comprehensive loss is the same as its reported loss for the period.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

--------------------------------------------------------------------------------

4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

       The impact of the items noted above on the financial statements is as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                  2000                 1999
-------------------------------------------------------------------------------------------------------------------

       Loss for the period per Canadian GAAP                               $     (554,290)     $      (322,321)
       Goodwill amortization                                                        6,591                6,591
       Compensation expense from stock options
         issued to non-employees                                                 (310,500)                   -

-------------------------------------------------------------------------------------------------------------------
       Loss for the period per U.S. GAAP                                   $     (858,199)     $      (315,730)
===================================================================================================================

       Basic loss per share per U.S. GAAP                                  $       (0.04)      $        (0.02)

===================================================================================================================

       Weighted average number of shares
         outstanding per U.S. GAAP                                             19,241,141           12,938,973

-------------------------------------------------------------------------------------------------------------------

       Total convertible debentures per Canadian GAAP                      $      356,321      $     1,472,232
       Reclass equity component of convertible debentures                          10,722              105,000
       Reclass intrinsic value of conversion feature to paid-in capital          (180,000)                   -

-------------------------------------------------------------------------------------------------------------------
       Total convertible debentures per U.S. GAAP                          $      187,043      $     1,577,232
===================================================================================================================

       Other paid-in capital, end of period per Canadian GAAP              $            -      $             -
       Fair value of stock options issued to non-employees                        749,415              392,245

-------------------------------------------------------------------------------------------------------------------
       Other paid-in capital, end of period per U.S. GAAP                  $      749,415      $       392,245
===================================================================================================================

       Share capital, end of period per Canadian GAAP                      $    8,370,235      $     2,292,703
       Elimination of goodwill                                                   (108,938)            (108,938)

-------------------------------------------------------------------------------------------------------------------
       Share capital, end of period per U.S. GAAP                          $    8,261,297      $     2,183,765
===================================================================================================================

       Deficit, beginning of period per U.S. GAAP                          $   (4,902,708)     $    (3,397,715)
       Loss for the period per U.S. GAAP                                         (858,199)            (315,730)

-------------------------------------------------------------------------------------------------------------------
       Deficit, end of period per U.S. GAAP                                $   (5,760,907)     $    (3,713,445)
===================================================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Part VII of the Company's By-Laws limits the personal liability of directors and officers to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duty in certain circumstances. Part VII of the Company's By-Laws also provides that the Company may indemnify its officers and directors to the fullest extent permitted by the Alberta Business Corporations Act from any liability and all costs, charges and expenses that such officer or director sustains in respect to any action, suit or proceeding that is proposed or commenced against him or her for or in respect the execution of the duties of his or her office. Part 9 of the Alberta Business Corporations Act authorizes a corporation to indemnify directors and officers unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. The effect of these provisions is to permit such indemnification by us for liabilities arising under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company will bear all expenses in connection with the issuance and distribution of the Shares, including those set forth below. None of these expenses will be borne by the Selling Shareholders.


Items                                                          Amounts

Securities and Exchange Commission Registration Fee         $    847.00*
Printing and Engraving Expenses                             $  3,000.00*
Accounting Fees and Expenses                                $ 75,000.00*
Legal Fees and Expenses                                     $ 35,000.00*
Blue Sky Fees and Expenses                                  $  5,000.00*
Listing Fees                                                $  3,000.00*
Miscellaneous Fees and Expenses                             $  5,400.00*
                                                             ----------
Total                                                       $127,247.00
                                                             ==========

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Within the past three years the following securities have been sold without being registered in the United Stated under the Securities Act:


DATE                         NUMBER OF             ISSUE PRICE       AGGREGATE       NATURE OF
                             COMMON SHARES         PER SHARE       CONSIDERATION     CONSIDERATION
                                 (#)                 (C$)               (C$)
June 24, 1997                1,050,000(1)          $ 0.10            $ 105,000         Cash
June 25, 1997                  300,000(1)            0.10               30,000         Cash
October 8, 1997              1,500,000(2)            0.20              300,000         Cash
March 16, 1998                  50,000(3)            0.20               10,000         Cash
April 15, 1998                  25,000(4)            0.20                5,000         Cash
April 28, 1998              17,499,995(5)            0.20            3,499,999         Shares
May 20, 1998                    20,000(6)            0.20                4,000         Cash
June 9, 1998                    35,625(7)            0.20                7,125         Cash
July 24, 1998                   35,625(8)            0.20                7,125         Cash



October 30, 1998             1,666,667(9)            0.45              750,000         Cash
May 20, 1999                    55,000(10)           0.20               11,000         Cash
November 2, 1999                75,000(11)           0.45               33,750         Cash
November 26, 1999              125,000(12)           0.20               25,000         Cash
December 10, 1999            2,727,723(13)           0.55            1,605,248         Cash
May 31, 2000                 2,807,500(14)           0.60            1,680,570         Cash
July 10, 2000                  850,418(15)           0.65              553,541         Cash
October 15, 2000             4,033,333(16)           0.60            2,420,000         Cash


-----------
Notes:
(1)      Shares issued as seed capital shares.
(2)      Share issued pursuant to an initial public offering in Canada.
(3) Shares issued pursuant to the exercise of an option granted to Goepel McDermid Inc. ("Goepel"), agent for the Corporation's initial public offering.
(4)      Shares issued pursuant to the exercise of an option granted to Goepel.
(5) Shares issued in connection with the acquisition by the Company of all of the outstanding shares of E2 Development Corporation in April 1998.
(6)      Shares issued pursuant to the exercise of an option granted to Goepel.
(7)      Shares issued pursuant to the exercise of a director's option.
(8)      Shares issued pursuant to the exercise of a director's option.
(9)      Shares issued pursuant to the Special warrants issued in October, 1998.
(10)     Shares issued pursuant to the exercise of an option granted to Goepel.
(11)     Shares issued pursuant to the exercise of an option granted to Goepel.
(12)     Shares issued pursuant to the exercise of a director's option.
(13) Shares issued pursuant to the conversion of a convertible debenture held by Enbridge Inc. in the amount of C$1,500,000 (approx. US$1,015,572).
(14) Shares issued pursuant to the May 2000 private placement in the United States.
(15) Shares issued pursuant to the conversion of warrants issued in April 1998.
(16) Shares issued pursuant to the conversion of special warrants issued in the June 2000 private placement in Canada.

ITEM 27. EXHIBITS.

The following exhibits are filed herewith.

Number            Exhibit
3.1.1             Articles of Incorporation.
3.1.2             Amendment to Articles of Incorporation
3.1.3             Restated and Amended Articles of Incorporation.
3.2.1             Bylaws of the Corporation.
3.2.2             Amendment to Bylaws.
4.1               Form of Common Stock Issued to Selling Shareholders.
4.2               Form of Special Warrant Issued to Selling Shareholders
                  in 2000 Canadian Private Placement.
5.1               Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP,
                  regarding the legality of shares of Common Stock*
10.1              Consulting Contract with Warren Arseneau dated May 15, 2000.
10.2              Consulting Contract with Martin H. Beck dated April 1, 2000.
10.3              Consulting Contract with Michael Boyd dated April 1, 2000.
10.4              Consulting Contract with Roger Short dated January 1, 2000.

10.5              Confidentiality, Non-competition and intellectual property agreement with Warren Arseneau dated May 15, 2000.
10.6              Escrow Agreement dated as of September 18, 1997 among
                  the Corporation, Montreal Trust Company of Canada and
                  those shareholders that executed such Escrow
                  Agreement.
10.7              Timed Release Escrow Agreement dated April 28, 1998 between the Corporation and those shareholders that executed such
                  Escrow Agreement.
10.8              Performance Release Escrow Agreement dated April 28,
                  1998 between the Corporation and those shareholders
                  that executed such Escrow Agreement.
10.9              Transfer Agency and Registrarship Agreement dated as of
                  September 18, 1997, between
                  the Corporation and Montreal Trust Company of Canada.
10.10             Inzeco Holdings Inc. Stock Option Plan.
11                Computation of per share earnings (included in Financial
                  Statements).
21                Subsidiaries of Registrant.
23.1              Consent of KPMG LLP, Independent Accountants.
23.2              Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP
                  (included in Exhibit 5.1) .
24                Power of Attorney, incorporated by reference, filed as an
                  exhibit to the Company's Prospectus filed as a part of this Registration Statement.

------------
* To be filed by amendment.

ITEM 28. UNDERTAKINGS

         (a) We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section 10
                  (a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Widecom pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, there unto duly authorized, in the City of Stony Creek, Ontario, Canada, on November 17, 2000.


                                                  /s/ Warren Arseneau
                                                  -----------------------------
                                                  Warren Arseneau, President

                               POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Warren Arseneau his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1933,this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.



/S/ MARTIN H. BECK                   DATE:   NOVEMBER 17, 2000
--------------------------                   -----------------
MARTIN H. BECK


/S/ MICHAEL BOYD                     DATE:   NOVEMBER 17, 2000
--------------------------                   -----------------
MICHAEL BOYD


                                     DATE:   NOVEMBER 17, 2000
--------------------------                   -----------------
ROGER SHORT


/S/ ROBERT STIKEMAN                  DATE:   NOVEMBER 17, 2000
--------------------------                   -----------------
ROBERT STIKEMAN


                                     DATE:   NOVEMBER 17, 2000
--------------------------                   -----------------
STEVEN LETWIN